EXECUTION COPY

Confidential & Proprietary

ASSET PURCHASE AGREEMENT

among

SUREWEST WIRELESS,

WEST COAST PCS LLC,

SUREWEST COMMUNICATIONS

and

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

i

ARTICLE III - COVENANTS AND AGREEMENTS		33

3.1	Covenants of Sellers Pending the Closing	33
3.1.1	Conduct of the Business in the Ordinary Course	33
3.1.2	Maintenance of Assets and Insurance	34
3.1.3	Compliance with Laws, Etc	34
3.1.4	Efforts; Relationships; Cooperation	34
3.1.5	Access	34
3.1.6	Non-solicitation	34
3.1.7	Compliance with Authorizations	35
3.1.8	Updates	35
3.1.9	Delivery of Financial Statements	35
3.1.10	Tax Exemption Certificates	35
3.1.11	Additional Deliveries	35
3.2	Covenants of Buyer Pending the Closing	36
3.2.1	Actions of Buyer	36
3.2.2	Updates	36
3.3	Additional Covenants	36
3.3.1	Certain Filings and Consents	36
3.3.2	Non Disclosure	37
3.3.3	Maintenance of Books and Records	37
3.3.4	Cooperation	38
3.3.5	Other Regulatory Requirements	38
3.3.6	Transition Services Agreement	38
3.3.7	Removal of LMDS Equipment	38
3.3.8	Delivery of Tangible Assets	38
3.3.9	Use of Sellers’ Names and Logos	39
3.4	Covenants Regarding Employees and Employee Benefits	39
3.4.1	Employment Termination and Related Benefits	39
3.4.2	Communications With Employees	39
3.4.3	No Third Party Rights	40
3.4.4	COBRA	40
3.4.5	Employee Benefits	40

ARTICLE IV - CONDITIONS PRECEDENT TO CLOSING		41

4.1	Conditions Precedent to Obligations of Buyer	41
4.1.1	Representations and Warranties True as of the Closing	41
4.1.2	Compliance with this Agreement	42
4.1.3	Closing Certificates	42
4.1.4	Opinions of Counsel for Sellers	42
4.1.5	No Threatened or Pending Litigation	42
4.1.6	Material Adverse Changes	42
4.1.7	Payment of Debt by Sellers; Release of Liens	42
4.1.8	Regulatory Approvals	43
4.1.9	Expiration of HSR Act Waiting Period	43
4.1.10	Required Consents	43
4.1.11	Transition Services Agreement	43
4.1.12	Master Tower Lease Agreement	43
4.1.13	Exclusivity Amendments	43
4.1.14	Removal of FCC License Condition	43
4.2	Conditions Precedent to the Obligations of Sellers	44
4.2.1	Representations and Warranties True as of the Closing Date	44
4.2.2	Compliance with this Agreement	44
4.2.3	Closing Certificate	44
4.2.4	No Threatened or Pending Litigation	44
4.2.5	Regulatory Approvals	44
4.2.6	Expiration of HSR Act Waiting Period	44

ii

ARTICLE V - INDEMNIFICATION		45

5.1	General Indemnification Obligation of Sellers and SWC	45
5.2	General Indemnification Obligations of Buyer	46
5.3	Indemnification Procedures	46
5.4	Payments	48
5.5	Limitations	49
5.6	Exclusive Remedy	50

ARTICLE VI - MISCELLANEOUS		50

6.1	Termination	50
6.2	Expenses	52
6.3	Sales, Transfer and Documentary Taxes	52
6.4	Further Assurances	52
6.5	Confidentiality Undertaking by Sellers	52
6.6	Contents of Agreement; Parties in Interest	53
6.7	Assignment and Binding Effect	53
6.8	Waiver	53
6.9	Notices	53
6.10	Remedies	54
6.11	Discharge of Obligations	54
6.12	Payments Received	55
6.13	UCC Matters	55
6.14	Schedules and Exhibits	55
6.15	Governing Law	55
6.16	No Benefit to Others	55
6.17	Construction and Certain Definitions	55
6.18	Severability	56
6.19	Counterparts and Facsimile Signatures	56
6.20	Final Tax Clearance Certificate	56
6.21	Agreements; Representations and Warranties of SWC	56
6.22	Amendment	57
6.23	Waiver of Jury Trail	57

iii

DEFINED TERMS INDEX

Term	Location

Affiliate	2.1.2(c)
Agreement	Opening paragraph
Annual Financial Statements	2.1.11(b)
Assets	1.1
Assumed Liabilities	1.8(a)
Auditor Notice	1.5(c)
Authorizations	2.1.2(b)
Bill of Sale	1.10(a)(ii)
Books and Records	1.1(q)
Brokers	2.1.28
Business	Recitals
Business Property	2.1.8(c)
Buyer	Opening paragraph
Buyer’s Documents	2.2.1
Buyer Plans	3.4.5(d)
Buyer’s Working Capital Schedule	1.5(b)
Bylaws	2.1.1(a)
CapEx Budget	2.1.11(d)
Cell Sites	2.1.9(c)
CERCLA	2.1.8(m)
Claim Notice	5.3(a)
Closing	1.9
Closing Date	1.9
Closing Payment	1.6
CMRS Services	3.3.9
COBRA	2.1.19(b)
Code	1.7
Construction Permits	1.1(b)
Continuing Employees	3.4.5(d)
Contracts	2.1.5(b)
CPUC	2.1.2(a)
Current Assets	1.5(e)(i)
Current Balance Sheet	2.1.11(b)
Current Balance Sheet Date	2.1.11(b)
Current Liabilities	1.5(e)(ii)
Dispute Notice	1.5(b)
Employee Benefit Plan	2.1.19(a)
Environmental Claims	2.1.8(m)
Environmental Laws	2.1.8(m)
Environmental Permits	2.1.8(m)
Equipment	1.1(d)
ERISA	2.1.19(a)
ERISA Affiliate	2.1.19(c)
Escrow Agent	1.12
Escrow Agreement	1.12

i

Term	Location

Escrow Amount	1.12
Escrow Fund	1.12
Excluded Assets	1.2
Excluded Contracts	1.8(a)
Existing Liens	2.1.9(a)
FCC	Recitals
FCC Authorizations	1.1(b)
FCC Consent	2.1.6(a)
FCC Licenses	1.1(a)
Final Order	4.1.8
Financial Statements	2.1.11(b)
GAAP	1.5(c)
Hazardous Materials	2.1.8(m)
HSR Act	2.1.6(a)
Incentive Bonuses and Severance	3.4.5(c)
Including	6.17
Indemnification Claim	5.5(a)
Indemnified Buyer Party	5.1
Indemnified Losses	5.5(b)
Indemnified Party	5.5(a)
Indemnified Seller Party	5.2
Indemnifying Party	5.5(a)
Indemnifying Seller Party	5.1
Indemnifying Seller Parties	5.1
Independent Accountant	1.5(c)
Initial Adjustments Amount	1.5(a)
Intellectual Properties	2.1.23(a)
Interim Financial Statements	3.1.9
Know	6.17
Knowledge	6.17
Leased Property	1.1(g)
Leasehold Interests	1.1(f)
Liens	2.1.2(c)
Losses	5.1
Markets	Recitals
Master Lease Agreement	4.1.12
Monthly Financial Statements	2.1.11(b)
Nondisclosure Agreement	6.6(a)
Notice Period	5.3(a)
Operating Agreement	2.1.1(b)
Outside Date	6.1(a)(iv)
Owned Towers	1.2(f)
Owned Tower Collocation Leases	1.2(f)
Owned Tower Land Leases	1.2(f)
Parties	6.17
Party	6.17
Pension Plan	2.1.19(c)
Permitted Liens	2.1.9(a)

ii

Term	Location

Person	6.17
Preliminary Purchase Price	1.4
Preliminary Working Capital Schedule	1.5(a)
Prime Rate	5.4(c)
Purchase Price	1.4
Purchase Price Adjustment	1.5
Related Party	2.1.20
Representation Covenants	5.5(f)
Required Consents	2.1.6(a)
Resolution Period	1.5(c)
Required Consents	2.1.6(a)
Roseville Square Lease	1.3(b)
Seller	Opening paragraph
Sellers	Opening paragraph
Seller Employee Benefit Plan	2.1.19(a)
Seller Material Adverse Affect	6.17
Seller Retirement Plan	3.4.5(e)
Sellers’ Working Capital Schedule	1.5(b)
Site 231 Lease	1.3(b)
Site 259 Lease	1.3(b)
Survival Period	2.3
SWC	Opening paragraph
SWC Employees	3.1.4
SWC Leases	1.3(b)
SWW	Opening paragraph
System	Recitals
Tax Returns	2.1.7
Taxes	2.1.7
Transfer Taxes	6.3
Transaction Documents	2.1.1(c)
Transition Services Agreement	3.3.6
WARN Act	3.4.5(b)
West Coast	Opening paragraph
Working Capital Schedule	1.5(a)

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of January 18, 2008, is entered into by and among SureWest Wireless, a California corporation (“SWW”), West Coast PCS LLC, a California limited liability company (“West Coast,” with SWW and West Coast being referred to individually as a “Seller” or collectively as the “Sellers”), and Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Buyer”). Further, SureWest Communications, a California corporation (“SWC”) is a party to this Agreement solely for the purpose of making its representations and warranties set forth in, and agreeing to perform its obligations under, Section 1.3(b), Section 3.3.1(b), Section 3.3.6, Article V, Section 6.1(b), Section 6.2, Section 6.15 and Section 6.21 of this Agreement.

RECITALS

WHEREAS, West Coast is the sole holder of personal communications services licenses granted by the Federal Communications Commission (the “FCC”) for the following Basic Trading Areas located in the State of California: Sacramento, Stockton, Modesto and Yuba City-Marysville (the “Markets”);

WHEREAS, West Coast is a wholly-owned direct subsidiary of SWW;

WHEREAS, Sellers own and operate a wireless telecommunications system in the Markets (the “System”) and, in connection therewith, are engaged in the business of marketing, selling and providing wireless telecommunications service in the Markets (the “Business”);

WHEREAS, SWW is a wholly-owned direct subsidiary of SWC;

WHEREAS, subject to the limitations and exclusions contained in this Agreement, Sellers desire to sell, and Buyer desires to purchase, the Assets (as defined in Section 1.1) on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

1.1 Sale and Purchase of Assets. At the Closing (defined in Section 1.9), except as otherwise expressly set forth in Section 1.2, each Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in the following assets, properties and rights in existence as of the Closing Date (defined in Section 1.9), wherever such assets, properties and rights are located, and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in such Seller’s books or financial statements, which assets, properties and rights are referred to herein collectively as the “Assets”:

(a) the licenses identified on Schedule 1.1(a) and any other licenses issued by the FCC to either Seller to construct, own and operate the System (the “FCC Licenses”);

(b) all construction permits, if any, that have been issued by the FCC to either Seller with respect to construction of a wireless telecommunications system in any of the Markets and are outstanding as of the Closing Date (defined in Section 1.9) (the “Construction Permits”); and the FCC Licenses and the Construction Permits are referred to collectively herein as the “FCC Authorizations”);

(c) all supplies and inventories (including wireless phones, accessories, spare parts and supplies, if any), whether or not obsolete or carried on either Seller’s books of account;

(d) all furniture, fixtures, wireless systems and other equipment and machinery, cell site equipment, electrical power units, antennas, transmission lines, test equipment, tools, office equipment, improvements, parts and other tangible personal property, whether or not obsolete, including all those items listed on Schedule 1.1(d) (all such tangible personal property, including the items listed on Schedule 1.1(d), the “Equipment”);

(e) all leasehold and license interests created by all leases and licenses of personal property under which either Seller is a lessee or licensee, including the personal property leases and licenses described in Schedule 1.1(e);

(f) all leasehold and license interests created by all leases and licenses of real property under which either Seller is a lessee, licensee, lessor or licensor, including the real estate leases described in Schedule 1.1(f) but excluding the Owned Tower Land Leases and the Owned Tower Collocation Leases (all such interests, including those described on Schedule 1.1(f), the “Leasehold Interests”);

(g) all interests in all buildings, power panels, towers (other than the Owned Towers), facilities and other structures and improvements located on any of the parcels of real property that are the subjects of the Leasehold Interests (the “Leased Property”), together with such Seller’s interest in all fixtures, furnishings, installations, machinery, equipment and appliances used in connection with the operation, maintenance or occupancy of the Leased Property;

(h) all interests in water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances;

(i) all prepaid expenses, advance payments and deferred charges, and all security deposits and other deposits deposited by either Seller with third parties;

(j) all licenses, certificates of occupancy, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights to the extent transferable under applicable law or with any required consent, and all planning, zoning, building, environmental, occupancy and other permits and licenses (other than the FCC Authorizations);

(k) except for the Excluded Contracts (defined in Section 1.8) and the Employee Benefit Plans (defined in Section 2.1.19(a)), all rights of Sellers under any written or oral contract, agreement, lease, plan, instrument, license, or other document, commitment, arrangement, undertaking, practice or authorization, including all contracts to provide services to customers of the Business, orders received which have not yet been filled, and the Authorizations (as defined in Section 2.1.2(d)), and specifically including all contracts listed on Schedule 1.1(k);

(l) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

(m) all technologies, methods, formulations, data bases, trade secrets, know how, engineering inventions and other intellectual property, including any under development, and all related documentation;

(n) all of Sellers’ rights in computer software (in object code form, and, to the extent either Seller has transferable rights thereto, source code form) owned or licensed by either Seller (including documentation);

(o) all rights or choses in action of Sellers arising out of occurrences before the Closing, including all rights under express or implied warranties relating to the Assets;

(p) all notes and other accounts receivable of Sellers whether billed or unbilled (including all proceeds of such receivables existing as of the Closing other than cash or cash equivalents), including all negotiable instruments or other instruments and chattel paper and other evidences of indebtedness and rights to receive payment;

(q) all of Sellers’ information, files, records, books of account, data, plans, drawings, diagrams, contracts and recorded knowledge, including customer and supplier lists and leads (“Books and Records”); provided that Sellers may retain copies of their respective books of account and any other items required by Sellers to comply with applicable law after the Closing; and provided, further, that the Books and Records shall not include personnel records of either Seller or SWC; and

(r) all other assets, properties and rights of each Seller in existence as of the Closing Date, wherever such assets, properties and rights are located, and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in either Seller’s books or financial statements.

1.2 Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 or in any other provision of this Agreement, the Assets shall not include any assets, properties or rights under any Employee Benefit Plan or any of the following assets, properties or rights of either Seller (collectively, the “Excluded Assets”):

(a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds;

(b) all claims for refunds and/or credits for Taxes (as defined in Section 2.1.7);

(c) the minute books, stock record books and tax returns of each Seller;

(d) the Excluded Contracts (which are listed in Schedule 1.8);

(e) the rights which accrue or will accrue to Sellers under this Agreement;

(f) the communications towers that are identified on Schedule 1.2(f) (the “Owned Towers”), all leases under which SWW or West Coast has rights to the real property on which the Owned Towers are located (the “Owned Tower Land Leases”) and any collocation leases with respect to the Owned Towers under which SWW or West Coast is lessor or licensor (the “Owned Tower Collocation Leases”);

(g) all motor vehicles used in the Business;

(h) all rights or choses in action to the extent arising out of or relating to the foregoing Excluded Assets;

(i) any trademark that includes the name “SureWest”;

(j) LMDS and T-1 termination equipment located at the Leased Property;

(k) furniture, office equipment and fixtures other than furniture, office equipment and fixtures located at any of Sellers’ retail wireless stores; and

(l) the other assets listed in Schedule 1.2(l).

1.3 Related Assets.

(a) If any Related Party (as defined in Section 2.1.20) owns or otherwise possesses any right, title or interest of any type or nature whatsoever in any assets, properties, agreements or instruments that are currently required by Seller for the operation of the System or the Business, except in the case of Employee Benefit Plans, Excluded Assets and the assets, properties, agreements or instruments set forth in Schedule 1.3, Sellers shall cause the Related Party to transfer such right, title or interest in such assets, properties, agreements or instruments to Buyer free and clear of all Liens, at or prior to Closing at no cost to Buyer pursuant to instruments of transfer in form and substance reasonably satisfactory to Buyer, and such assets or properties, or the Related Party’s rights in such agreements or instruments, shall become Assets, provided that in the case of any such right, title and interest in any such asset, property, agreement or instrument that may not be assigned to Buyer without obtaining a Required Consent (defined in Section 2.1.6) that has not been obtained as of the Closing, the provisions of Section 1.11(a) shall be applicable and Sellers shall cause the Related Party to comply with such provisions as if the Related Party were a “Seller” for purposes of such provisions.

(b) At the Closing SWC will transfer its right, title and interest in the SWC Leases to Buyer free and clear of all Liens pursuant to an instrument of transfer in form and substance reasonably satisfactory to and at no cost to Buyer. As a result of such transfer, SWC’s right, title and interest in the SWC Leases shall become an Asset, provided that if the consent of the counterparty to any SWC Lease has not been obtained as of the Closing, the provisions of Section 1.11(a) shall be applicable with respect to such SWC Lease and SWC will comply with such provisions as if SWC were a “Seller” for purposes of such provisions. In addition, prior to the Closing, SWC will terminate the letter agreement with SureWest Telephone related to the Roseville Square Lease that is listed as item 2 on Schedule 2.1.9(b). As used herein, (i) the “Roseville Square Lease” means that certain Lease dated as of October 23, 2003, between Vineyard Springs Estates, LLC, and SWC, as amended by Addendum dated November 20, 2003, and as further amended by Second Addendum dated November 20, 2003, concerning space within the Roseville Square Shopping Center located at 1137 Roseville Square, Roseville, California, (ii) the “Site 231 Lease” means that certain License Agreement dated as of June 27, 2006, by and between Tower Asset Sub, LLC, as licensor, and SWC, as licensee, concerning certain property located at 3458 Fitzgerald Road, Rancho Cordova, California, (iii) the “Site 259 Lease” means that certain License Agreement dated July 25, 2006, by and between American Tower, L.P., as licensor, and SWC, as licensee, concerning certain property located at 1811 22nd Street, Sacramento, California and (iv) the “SWC Leases” means (A) the Roseville Square Lease, (B) unless the Site 231 Lease has been transferred to either Seller prior to the Closing, the Site 231 Lease, and (C) unless the Site 259 Lease has been transferred to either Seller prior to the Closing, the Site 259 Lease. If the Site 231 Lease and/or the Site 259 Lease is transferred to a Seller prior to Closing, Sellers shall give Buyer written evidence of such transfer or transfers, in form and substance reasonably satisfactory to Buyer, prior to Closing.

1.4 Purchase Price. The aggregate purchase price to be paid by Buyer to Sellers for the Assets shall be $69 million (the “Preliminary Purchase Price”), subject to adjustment at and following Closing as provided in Section 1.5 below (as so adjusted, the “Purchase Price”), which shall be payable by Buyer to Sellers in accordance with Section 1.6 below.

1.5 Purchase Price Adjustment. The Preliminary Purchase Price shall be increased or decreased on a dollar-for-dollar basis for the adjustments described in and determined in accordance with this Section 1.5 (the “Purchase Price Adjustment”). The Purchase Price Adjustment shall be initially calculated as of the Closing as described in Section 1.5(a) and reflected in the Closing Payment made pursuant to Section 1.6, and then finally calculated as described in Section 1.5(b), and “trued-up” as provided in Section 1.5(f).

(a) Not more than five and not less than three business days prior to the Closing Date, Sellers shall deliver to Buyer a working capital schedule dated as of the opening of business on the Closing Date, showing an estimate of the Current Assets and Current Liabilities prepared as set forth in Section 1.5(e) (a “Working Capital Schedule”), based on information reasonably available to Sellers not more than five business days prior to the Closing Date (such Working Capital Schedule, the “Preliminary Working Capital Schedule”). The adjustment to the Preliminary Purchase Price at Closing (the “Initial Adjustments Amount”) shall equal Current Assets minus Current Liabilities, as shown on such schedule.

(b) Not more than 60 days after the Closing Date, Sellers shall deliver to Buyer a Working Capital Schedule, dated as of the opening of business on the Closing Date, prepared based upon information available to Sellers after the Closing Date (such Working Capital Schedule, “Sellers’ Working Capital Schedule”), together with copies of the reconciliations supporting Sellers’ calculation of the information in such schedule. As promptly as practicable after Buyer’s receipt of such schedule (but in no event later than 60 days after Buyer’s receipt of such schedule), Buyer shall prepare and deliver to Sellers for their review and comment a Working Capital Schedule, dated as of the opening of business on the Closing Date, prepared based on Buyer’s review of Sellers’ Working Capital Schedule, the account reconciliations furnished by Sellers and other information available to Buyer (such Working Capital Schedule, “Buyer’s Working Capital Schedule”). If Sellers object to any amounts reflected on such schedule, Sellers must, within 20 business days after Sellers’ receipt thereof, give written notice (the “Dispute Notice”) to Buyer specifying in reasonable detail Sellers’ objections. If Sellers have not given a Dispute Notice with respect to such schedule by the end of the 20 business day period after Sellers’ receipt of such schedule, the Purchase Price Adjustment shall be equal to Current Assets minus Current Liabilities, as shown on such schedule, and, subject to the provisions of Section 5.1(a), such calculation of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. Any disputes with respect to the Buyer’s Working Capital Schedule shall be resolved pursuant to the procedures of Section 1.5(c).

(c) With respect to any disputed amounts concerning the Buyer’s Working Capital Schedule, Buyer and Sellers shall meet in person at Buyer’s offices in Basking Ridge, New Jersey, unless otherwise agreed to by the parties, and negotiate in good faith during the 20 business day period (the “Resolution Period”) after the date of Buyer’s receipt of the Dispute Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then at any time thereafter, either party may require that the unresolved disputes be submitted to KPMG (the “Independent Accountant”), such action to be triggered by the requesting party providing written notice to the other party (an “Auditor Notice”). In the event an Auditor Notice is given, the Independent Accountant shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 45 days after such engagement, which resolution shall be based on the express provisions of this Agreement; provided, however, that if the Independent Accountant finds the express terms of this Agreement are not sufficient to resolve any issue or issues, the Independent Accountant shall rely upon generally accepted accounting principles (“GAAP”) as then in effect. Subject to the provisions of Section 5.1(a), the determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who is not the substantially prevailing party, as determined by the Independent Accountant based on the Independent Accountant’s resolution of the issues. If the Independent Accountant is unable to make a determination of which party is the substantially prevailing party, the parties shall share the expenses of the Independent Accountant equally. When this Section 1.5(c) is applicable, the Purchase Price Adjustment shall be equal to Current Assets minus Current Liabilities, as shown on Buyer’s Working Capital Schedule and then adjusted to reflect the resolution of disputed amounts pursuant to this Section 1.5(c).

(d) From and after the Closing Date, Buyer shall provide Sellers upon reasonable notice with free and full access to the books, records and personnel of Buyer reasonably requested by Sellers to assist Sellers in their preparation of the Sellers’ Working Capital Schedule or their review of the Buyer’s Working Capital Schedule.

(e) Each Working Capital Schedule shall set forth the Current Assets and Current Liabilities of Sellers existing as of the opening of business on the Closing Date, as such terms are defined below in this Section 1.5(e). For clarification purposes, Schedule 1.5(e) sets forth an example of the Working Capital Schedule if it were to have been prepared as of October 31, 2007.

(i) “Current Assets” shall mean:

(A) all Assets of a type determined in accordance with GAAP to be “trade accounts receivable” (including customer and roaming accounts receivable), provided that (1) Current Assets shall not include any accounts receivable owed by any Related Party to either Seller, (2) Current Assets shall not include any customer accounts receivable that relate to accounts that have been disconnected or that should have been disconnected pursuant to Sellers’ disconnect policy set forth in Section 2.1.5(e), and (3) the allowance for uncollectible accounts receivable shall be 17% of the total value of the customer accounts receivable (not including roaming accounts receivable) of each Seller, plus any specific reserves that are required under GAAP with respect to any of the customer accounts receivable (including roaming accounts receivable) of either Seller;

(B) all wireless phones and accessories directly related to such wireless phones of each Seller of a type determined in accordance with GAAP to be “inventory,” valued at the lower of cost or market value in the Business (a physical audit of Sellers’ inventory will be taken by representatives of Sellers and Buyer during the afternoon or evening prior to Closing, the results of which shall be final and binding upon the parties (i.e., the physical inventory count shall not be reviewable by the Independent Accountant pursuant to Section 1.5(c) above) for purposes of determining the number and type of inventory items existing as of the Closing, which information shall be used to derive the value of the inventory of Sellers included as Current Assets and reflected on Sellers’ Working Capital Schedule and Buyer’s Working Capital Schedule); and

(C) all other Assets of a type determined in accordance with GAAP to be current assets, and to be either “deposits” or “prepaid expenses”; provided that Current Assets shall not include prepaid insurance.

(ii) “Current Liabilities” shall mean all Assumed Liabilities (as defined in Section 1.8 below) that are of a type determined to be “current liabilities” in accordance with GAAP.

(f) Within five business days after the final determination of the Purchase Price Adjustment in accordance with the provisions set forth above, Buyer shall pay to Sellers, if the Purchase Price Adjustment minus the Initial Adjustments Amount is a positive amount, or Sellers shall pay to Buyer, if such difference is a negative amount, an amount equal to the absolute value of such difference, plus interest on such amount from the Closing Date until date of payment at the rate of 5% per annum, in immediately available funds. The parties agree that Sellers may not satisfy such payment by directing Buyer to deduct such amount from the Escrow Amount (defined in Section 1.12).

1.6 Payment of Purchase Price. On the Closing Date Buyer shall pay, on account of the Purchase Price, to Sellers an amount equal to the Preliminary Purchase Price less the Escrow Amount, less or plus the amount of the Initial Adjustments Amount, and less any sales or use taxes shown as due on the sales tax clearance certificate delivered by Sellers pursuant to Section 1.10(a)(vii) (the “Closing Payment”), payable by wire transfer of immediately available funds to such account(s) as Sellers shall designate prior to the Closing Date.

1.7 Allocation of Purchase Price. Buyer and Sellers shall use reasonable efforts to agree in writing before the Closing as to the allocation of the Purchase Price among the Assets under the methodology required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Sellers acknowledge and agree that no portion of the Purchase Price or net proceeds received by Sellers from the sale of the Assets hereunder shall be allocated to the Leasehold Interests. If Buyer and Sellers cannot agree before the Closing as to such allocation, then no such agreement shall be required, but each party shall notify the other party within 90 days following the Closing Date of the Purchase Price allocation which it will report on IRS Form 8594. Each party shall file with its federal income tax return for the tax year in which the Closing occurs IRS Form 8594 containing, if applicable, the information agreed to by the parties before the Closing, or, absent such agreement, the allocation of which such party provided notice to the other party. If the parties agreed in writing before the Closing as to the allocation of the Purchase Price, then they shall use reasonable efforts to agree in writing as to any adjustment to such allocation which is required by reason of a Purchase Price Adjustment. If the parties did not agree before the Closing as to the allocation of the Purchase Price, or agreed to such initial allocation but fail to agree on the adjustment which is required by reason of a Purchase Price Adjustment, then each party shall notify the other party within 90 days following a Purchase Price Adjustment of the Purchase Price allocation which it will report on IRS Form 8594, after taking such adjustment into account.

1.8 Assumption of Liabilities.

(a) On the Closing Date, Buyer shall assume and agree to discharge and perform, as and when due, only the following liabilities and obligations as they exist as of the Closing Date: (i) all liabilities and obligations of each Seller that are “accounts payable - trade” of such Seller as determined in accordance with GAAP, (ii) each Seller’s accrued ad valorem, real and tangible personal property taxes payable, and (iii) all obligations of each Seller pursuant to leases, licenses, contracts or commitments that (A) are disclosed on Schedule 1.1(k) or (B) are entered into after the date of this Agreement in accordance with Section 3.1, but only to the extent such obligations relate to periods or goods or services provided to Buyer on or after the Closing Date or are included within the obligations assumed pursuant to clause (i) of this Section 1.8, in all cases excepting any liabilities or obligations of any nature whatsoever of either Seller or any Related Party for any Employee Benefit Plans (as defined in Section 2.1.19(a)) (collectively the “Assumed Liabilities”). Notwithstanding the foregoing and anything else contained in this Agreement to the contrary, Buyer shall not assume any liabilities or obligations of either Seller under any dealer agreement (including those listed on Schedule 1.8), any intercompany agreement (including those listed on Schedule 1.8) or any of the other contracts listed on Schedule 1.8 (collectively, the “Excluded Contracts”) or any liabilities or obligations of either Seller to the other Seller or to any Related Party, and “Assumed Liabilities” shall not include any such liabilities or obligations.

(b) Notwithstanding the foregoing, Buyer shall not assume or agree to pay, discharge or perform any liabilities or obligations to the extent arising out of any breach by either Seller of any provision of any contract, including liabilities or obligations to the extent arising out of either Seller’s failure to perform any contract in accordance with its terms prior to the Closing and any liability arising out of the assignment to Buyer of any contract in violation of the terms thereof.

(c) This is a purchase of assets and Buyer shall not assume or be bound by or responsible for any obligations or liabilities of either Seller, or the predecessors, shareholders or members of either Seller, of any kind or nature, known or unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by Buyer pursuant to this Section 1.8. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 1.8, BUYER SHALL NOT ASSUME OR BE RESPONSIBLE FOR ANY DEBTS, LIABILITIES OR OBLIGATIONS OF EITHER SELLER, THE SHAREHOLDERS OR MEMBERS OF EITHER SELLER, OR ANY RELATED PARTY, INCLUDING ANY LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER WITH RESPECT TO TAXES AND LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER ARISING WITH RESPECT TO ANY EMPLOYEE BENEFIT PLAN.

1.9 Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing under this Agreement (the “Closing”) shall take place at the offices of Buyer, One Verizon Way, Basking Ridge, NJ 07920, at 1:00 p.m. local time on the date that is three business days after the satisfaction or waiver of the conditions set forth in Article IV (except those conditions that by their nature will be satisfied at the Closing), or at such other time or place as may be mutually agreed upon in writing by Buyer and Sellers. The date of the Closing is referred to herein as the “Closing Date.”

1.10 Deliveries and Proceedings at Closing. At or before the Closing and subject to the terms and conditions herein contained:

(a) Deliveries by Sellers. Sellers shall deliver to Buyer the following:

(i) The Preliminary Working Capital Schedule in accordance with Section 1.5(a) above, which shall be delivered not more than five and not less than three business days prior to Closing notwithstanding the introductory clause to this Section 1.10;

(ii) a Bill of Sale, Assignment and Assumption Agreement in a form reasonably satisfactory to both parties (the “Bill of Sale”), duly executed by each Seller;

(iii) such other good and sufficient instruments and documents of conveyance and transfer as are identified by the parties prior to Closing, duly executed by the relevant Seller or Sellers and in form reasonably satisfactory to Buyer, as shall be reasonably requested by Buyer to transfer, convey and assign to, and vest in, Buyer all of Sellers’ right, title and interest in and to the Assets, subject to Section 1.11 below;

(iv) the Required Consents (defined in Section 2.1.6) in form and substance reasonably satisfactory to Buyer;

(v) a “FIRPTA Certificate” as required pursuant to Section 1445 of the Code, in substantially the form attached hereto as Exhibit A;
(vi) the Escrow Agreement, duly executed by SWC;
(vii) a tax clearance certificate received from the California State Board of Equalization, dated on or prior to the Closing Date, pursuant to California Revenue and Taxation Code Section 6812 with respect to sales or use Tax of Sellers; and

(viii) a certificate of good standing or other documentation from the California Franchise Tax Board to the effect that each Seller is not currently delinquent in the payment of California income or franchise taxes.

(b) Deliveries by Buyer. Buyer shall deliver to Sellers the following:

(i) the Closing Payment in accordance with Section 1.6;

(ii) the Escrow Agreement, duly executed by Buyer; and

(iii) the Bill of Sale, duly executed by Buyer.

(c) Other Deliveries. The parties hereto shall also deliver to each other the agreements, closing certificates, opinions of corporate and FCC counsel and other documents and instruments required to be delivered pursuant to this Agreement.

1.11 Regarding Consents.

(a) To the extent that either Seller’s rights under any contract, lease, agreement, Authorization (defined in Section 2.1.2(b)) or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of any Person which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be void or unlawful, and if the Closing takes place the relevant Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible after the Closing, whereupon such Assets shall be assigned or otherwise transferred in accordance with such consent. If any consent shall not be obtained (or until such time as it is obtained) or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the relevant Seller, to the maximum extent practicable under the circumstances, shall act after the Closing as Buyer’s agent in order to preserve and obtain for it the benefits thereunder, at Buyer’s expense, and shall cooperate, to the maximum extent practicable under the circumstances, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, at Buyer’s expense.

(b) Nothing in this Section 1.11 shall in any way diminish the obligation of each Seller hereunder to use all commercially reasonable efforts to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Sellers to convey or assign valid title to all the Assets to Buyer. Buyer may, at its option, elect to waive Sellers’ requirement to obtain any particular consent(s) and/or approval(s) in order to proceed to Closing, and such waiver shall not constitute a waiver of any remedies or a release from indemnification obligations with respect to such consent(s) and/or approval(s).

1.12 Escrow Amount.

(a) At the Closing, Buyer shall deposit with JPMorgan Chase, N.A. (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to $3,450,000 (the “Escrow Amount”), such amount to constitute an escrow fund (the “Escrow Fund”) to be governed in accordance with the terms of this Agreement and an escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), among Buyer, the Escrow Agent and SWC. Except as provided in Section 1.5(f), the Escrow Fund shall be used to satisfy any amounts owed to the Buyer Indemnified Parties from Sellers pursuant to this Agreement, including indemnification amounts owed under Article V.

(b) The Escrow Fund shall be held as a trust fund and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

2.1.1 Organization and Authority of Sellers.

(a) SWW is a corporation duly organized and validly existing under the laws of the State of California. SWW’s principal place of business is, and has been for at least the past five years, located in the State of California, County of Placer. SWW’s federal taxpayer identification number is 68-0365197. Attached hereto as Schedule 2.1.1(a) is a true, correct and complete copy of the bylaws of SWW, as currently in effect (the “Bylaws”). Except as set forth in the Bylaws, there is no agreement, commitment or understanding by or among shareholders of SWW with respect to the ownership, operation or governance of SWW or the rights or obligations of the shareholders of SWW. SWC directly owns all of the outstanding shares of SWW’s capital stock.

(b) West Coast is a limited liability company duly organized and validly existing under the laws of the State of California. West Coast’s principal place of business is, and has been for at least the past five years, located in the State of California, County of Placer. West Coast’s federal taxpayer identification number is 68-0366489. Attached hereto as Schedule 2.1.1(b) is a true, correct and complete copy of the operating agreement of West Coast, as currently in effect (the “Operating Agreement”). Except as set forth in the Operating Agreement, there is no agreement, commitment or understanding by or among members of West Coast with respect to the ownership, operation or governance of West Coast or the rights or obligations of the members of West Coast. SWW directly owns all of the outstanding membership interests in West Coast.

(c) Each Seller has the requisite power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance by each Seller of this Agreement and all other Transaction Documents (defined below) to which such Seller is a party have been duly authorized by all necessary action on the part of such Seller, including approval of this transaction by the shareholders or members of such Seller, as the case may be. As used herein, the term “Transaction Documents” means this Agreement and all other agreements, documents and instruments required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement. This Agreement has been, and the other Transaction Documents to which a Seller is a party will be, duly executed and delivered by such Seller, and this Agreement constitutes, and such Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.1.2 Compliance with Law; Authorizations.

(a) Each Seller has complied in all material respects with, and is not in violation in any material respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation to which such Seller, any of the Assets or the Business is subject, including rules, regulations or orders of the FCC and the California Public Utilities Commission (the “CPUC”), and has not failed to obtain or to adhere in any material respect to the requirements of any license, permit or authorization necessary to the ownership of its assets, including the Assets, or to the conduct of the Business.

(b) True and correct official copies of the FCC Licenses, as presently in effect, are attached hereto as part of Schedule 2.1.2(b). Also included in Schedule 2.1.2(b) is a list of all of the FCC Authorizations (other than the FCC Licenses, which are listed in Schedule 1.1(a)). Sellers hold all of the FCC Authorizations, all of the Environmental Permits (as defined in Section 2.1.8(m)), all conditional use permits or other local permits that are currently required for Sellers to conduct the Business in the ordinary course, and all other licenses, permits, approvals or other authorizations from any federal, state or local governmental authority that are currently required for Sellers to conduct the Business in the ordinary course (collectively (including the FCC Authorizations and the Environmental Permits), the “Authorizations”).

(c) The Authorizations are the only permits, franchises, easements, licenses, variances, exemptions, rights, applications, filings, registrations, orders or other authorizations and approvals from governmental authorities that are currently required for Sellers to conduct the Business in the ordinary course. Each of the Authorizations is in full force and effect, is validly and exclusively held by one of the Sellers, is free and clear of any material legal disqualifications, conditions or other restrictions (other than those routinely imposed in conjunction with such Authorizations), is free and clear of all Liens (defined below) except for Existing Liens (as defined in Section 2.1.9(a)), as of the date hereof, and Permitted Liens (as defined in Section 2.1.9(a)), as of the Closing Date. As used herein, the term “Liens” means any mortgage, lien, pledge, charge, security interest, encumbrance, easement, conditional sales contract, reversionary interest (except for any reversionary rights of landlords under leases included within the Assets), transfer restriction, right of first refusal, voting trust agreement, preemptive right, or other adverse claim, defect of title, limitation or restriction of any type or nature whatsoever. No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the FCC Authorizations, nor will the consummation of the transactions contemplated hereby cause the FCC to require West Coast or any of its Affiliates to refund to the FCC all or any portion of any bidding credit which West Coast or any of its past or current Affiliates may have received from the FCC in connection with the FCC Authorizations. Except as set forth in Schedule 2.1.4(a), there are no existing applications, petitions to deny or complaints or proceedings pending or, to Sellers’ Knowledge, threatened, before the FCC, the CPUC or any other tribunal, governmental authority or regulatory agency relating to the Authorizations or the Business (other than proceedings affecting the wireless telecommunications industry generally). To Seller’s Knowledge no governmental authority or regulatory agency has threatened to terminate or suspend any of the Authorizations. There are no disputes by Seller, or to Seller’s Knowledge by any other Person, of any kind outstanding with respect to any of the Authorizations. Neither Seller is in violation or default, nor has either Seller received any notice of any claim of violation or default, with respect to any of the FCC Licenses, any of the conditional use permits or any other material Authorizations, and no event has occurred with respect to any of the FCC Licenses, any of the conditional use permits or any other material Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or which will or could reasonably be expected to result in any violation, default, claim of violation or default or impairment of the rights of the holder of any of such Authorizations. Except as otherwise governed by laws, ordinances or governmental rules or regulations, all of the FCC Licenses, and all other material Authorizations that are renewable, are renewable by their terms or in the ordinary course of the Business without the need to comply with any special non-routine qualification procedures (it being agreed that the need to be in compliance with the terms of the Authorization shall not be considered to be a special non-routine qualification procedure) or to pay any amounts other than routine filing and regulatory fees. Assuming the Required Consents relating to the Authorizations are received, none of the Authorizations will be, or could be reasonably expected to be, adversely affected by consummation of the transactions contemplated hereby. One of the Sellers is the sole holder of each of the Authorizations. No shareholder, member, officer, employee or former employee of either Seller or any Affiliate of either Seller, or any other Person, firm or corporation, owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which either Seller owns, possesses or uses in the operation of the Business as now or previously conducted. For purposes of this agreement, “Affiliate” means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

(d) Schedule 2.1.2(d) lists all E-911 Phase I or Phase II “deployment requests” pursuant to 47 C.F.R. §20.18 that have been received by either Seller and describes the status of each “deployment request” listed thereon.

(e) Neither Seller is in breach or otherwise in violation of any FCC build-out or substantial service requirements relating to any of the FCC Licenses.

(f) Each of the FCC Licenses has been renewed for an additional 10-year term to expire on April 28, 2017.

2.1.3 Microwave Clearing Liabilities. Each Seller has completed all relocation of incumbent point-to-point microwave licensees required to be completed by such Seller in connection with the build-out of the FCC Licenses as and to the extent conducted to date by such Seller, and has entered into one or more appropriate microwave relocation agreements in connection therewith. For each and every microwave relocation agreement in respect of the FCC Licenses to which either Seller is a party, (i) such Seller has fully completed performance, and (ii) the incumbent microwave licensee has, to Sellers’ Knowledge, fully complied with such agreement and has filed with the FCC applications or notifications on FCC Form 601 to relinquish its rights to the microwave path(s) that are the subject of such agreement. Except as set forth on Schedule 2.1.3, each Seller has paid all microwave relocation cost-sharing obligations in respect of the FCC Licenses (within the meaning of 47 C.F.R. §§24.239 - 24.253) of which such Seller has been notified by the Personal Communications Industry Association microwave reimbursement clearinghouse.

2.1.4 Litigation.

(a) Except as set forth in Schedule 2.1.4(a), no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Knowledge of Sellers, threatened against either Seller, no such litigation, arbitration, investigation or other proceeding that relates to the Business is pending or, to the Knowledge of Sellers, threatened against SWC, and neither Seller has Knowledge of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding that would reasonably be expected to have a Seller Material Adverse Effect. As of the date hereof, there is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending or, to the Knowledge of Sellers, threatened against either Seller or SWC, before any court or governmental or regulatory official, body or authority, including the FCC or the CPUC, in which it is sought to restrain, prohibit, obtain damages or other relief in connection with, terminate or modify, or which might otherwise affect, this Agreement or the consummation of the transactions contemplated hereby, and, to the Knowledge of Sellers, no investigation that might result in any such suit, action or proceeding is pending or threatened. As of the Closing Date, there is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending or, to the Knowledge of Sellers, threatened against either Seller or SWC, before any court or governmental or regulatory official, body or authority, including the FCC or the CPUC, in which it is sought to restrain, prohibit, obtain damages or other relief in connection with, terminate or modify, or which might otherwise materially and adversely affect, this Agreement or the consummation of the transactions contemplated hereby, and, to the Knowledge of Sellers, no investigation that might result in any such suit, action or proceeding is pending or threatened. As of the date hereof, neither Seller is, nor is SWC, a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which will or could reasonably be expected to affect the Assets, the Business or consummation of the transactions contemplated under this Agreement. As of the Closing, neither Seller is, nor is SWC, a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority (other than regulatory orders affecting the wireless telecommunications industry generally) which could reasonably be expected to materially and adversely affect the Assets, the Business or consummation of the transactions contemplated under this Agreement.

(b) There have been no civil fines, penalties, orders, writs, judgments, injunctions, decrees, determinations, or other awards of any courts, governmental agencies or other governmental authorities imposed or levied against either Seller, or to which either Seller or any of the Assets has become subject (other than regulatory orders and determinations affecting the wireless telecommunications industry generally), during the past three years, and there have been no settlements by either Seller of any legal claims actually brought or threatened against either Seller, or to which either Seller or any of the Assets has become subject, during the past three years in which either Seller paid in excess of $5,000 under any such settlement.

2.1.5 Contracts and Other Agreements.

(a) Except as listed and described in Schedule 1.1(k), and excluding Employee Benefit Plans and Excluded Contracts, neither Seller is a party to any written or oral, express or implied:

(i) agreement, contract or commitment (other than at-will commitments that do not include severance) with any present or former employee or consultant or for the employment of any Person, including any consultant;

(ii) agreement, contract, commitment or arrangement with any labor union or other representative of employees;

(iii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, other than any such agreements, contracts and commitments with a value not in excess of $15,000 per year;

(iv) lease, license or other agreement relating to any existing or proposed cell site or retail store, or any agreement to purchase, lease or license any real property, improvements or equipment relating to any existing or proposed cell site or retail store with a value in excess of $15,000;

(v) agreement, contract, lease or commitment continuing over a period of more than twelve months from the date hereof or exceeding $25,000 in value that cannot be terminated by the applicable Seller with 90 days or less notice without penalty;

(vi) commission, representative, distributorship or sales agency agreement, contract or commitment (with any requirement that a Seller pay any residuals under any such arrangement noted on Schedule 1.1(k));

(vii) reseller or wholesale agreement;

(viii) conditional sale or lease under which a Seller is either purchaser or lessee relating to any tangible personal property included in the Assets;

(ix) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

(x) agreement, contract or commitment for any charitable or political contribution;

(xi) agreement, contract or commitment limiting or restraining either Seller, any owner of the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Sellers’ Knowledge, is any employee of either Seller subject to any such agreement, contract or commitment;

(xii) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by either Seller (other than any such license, franchise, distributorship or other agreement which relates to off-the-shelf software);

(xiii) roaming agreement, interconnection agreement or contour extension agreement;

(xiv) agreement or commitment for any capital expenditure or leasehold improvement other than those in connection with the Owned Towers;

(xv) agreement granting power of attorney to any other Person;

(xvi) confidentiality or non-disclosure agreement pursuant to which either Seller has agreed to keep confidential information obtained from any other Person or which is related to the Assets except such agreements as are prohibited from disclosure and would not affect Seller’s ability to consummate the transaction contemplated by this Agreement or Buyer’s ability to operate the Business after the Closing;

(xvii) agreement, contract, commitment or arrangement pursuant to which either Seller is obligated to furnish wireless services to any Person in exchange for goods or services or any other non-cash consideration or at no charge;

(xviii) agreement, contract, commitment or arrangement that requires exclusive dealings with a particular party with respect to goods or services; or

(xix) other material agreement, contract or commitment not made in the ordinary course of the Business consistent with past practice.

(b) Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in Schedule 1.1(k), required by this Section 2.1.5(a) to be listed in such Schedule 1.1(k), or required to be assigned by a Related Party to Buyer pursuant to Section 1.3 (collectively, the “Contracts”) is valid, in full force and effect, binding upon and enforceable against the relevant Seller and, to Sellers’ Knowledge, against any other party thereto, in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). With respect to the Contracts, neither the relevant Seller, a Related Party, nor, to Sellers’ Knowledge, any other party thereto, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder of any material obligation, covenant or condition contained therein by the relevant Seller, a Related Party or, to Sellers’ Knowledge, by any other party thereto. Furthermore, no such Contract contains any material contractual requirement with which there is a reasonable likelihood the relevant Seller, Related Party or, to Sellers’ Knowledge, any other party thereto will be unable to comply. Sellers have made available to Buyer true and complete copies of all Contracts listed on Schedule 1.1(k) and the Roseville Square Lease.

(c) Set forth on Schedule 2.1.5(c) are true and complete copies of all forms of contract that govern Sellers’ provision of wireless service to the current customers of the Business, together with a statement of the period during which each such form was used by Sellers to add new customers. Except as disclosed on Schedule 2.1.5(c), all such contracts with such customers are valid, in full force and effect, binding upon each Seller that is a party thereto and, to Sellers’ Knowledge, the other parties thereto and enforceable in accordance with their respective terms against such Seller and, to Sellers’ Knowledge, the other parties thereto, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally. Except for late payments by customers that are accurately reflected in the books of account of Sellers, neither the relevant Seller, nor to the Knowledge of Sellers, any other party thereto, is in default under any of such contracts, nor, to Sellers’ Knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default of any material obligation, covenant or condition contained therein. No sales representative, agent or other Person other than the relevant Seller (or any Affiliate of the relevant Seller) and each such respective customer is a party to or has rights under any such contract.

(d) To Sellers’ Knowledge, no party to any agreement with either Seller intends to cancel or otherwise modify, other than in the ordinary course of its relationship with such Seller or the Business, or to decrease or limit significantly, its purchases, services, supplies or materials from or to such Seller or the Business.

(e) Schedule 2.1.5(e) sets forth a description of each of the rate plans presently covering the active customers of the Business or presently in the process of being implemented, together with, for each such rate plan, for each type of account on that plan (including, if applicable, active, suspended, employee, demo phone, loaner phone and rental phone), the number of customers as of December 31, 2007 with that type of account and, in the aggregate under all rate plans, the number of such customers whose account balances were outstanding for more than 30 days as of that date. Sellers suspend service to customers when their balances are outstanding for more than 45 days and disconnect their service when their balances are outstanding for more than 75 days, for customers who have not paid a deposit on their account. Sellers suspend service to customers when their balances are outstanding for more than 70 days and disconnect their service when their balances are outstanding for more than 100 days, for customers who have paid a deposit on their account.

(f) Schedule 2.1.5(f) sets forth a list of all carriers to which either Seller has paid roaming charges during the 12 months ended on October 31, 2007, in order based upon total amount paid, showing the total amount paid to each such carrier during such period. None of the roaming agreements between either Seller and any of such carriers provides for transfer rates in excess of $0.05 per minute. Each such roaming agreement contains provisions requiring each party thereto to validate or authenticate the customer as a legitimate customer prior to rendering service and providing that any call completed by the serving carrier under such roaming agreement shall be the sole responsibility of such carrier if an authentication request has determined that the roamer placing such call is not a valid customer of the home carrier.

2.1.6 No Conflicts; Consents.

(a) Except for the items listed on Schedule 2.1.6(a) (the “Required Consents”), the requisite consent from the FCC to permit the consummation of the transactions contemplated hereby (the “FCC Consent”), compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any required approvals of or notices to the CPUC, any post-Closing notifications required by the FCC or any required approvals of or notices to Buyer, no authorization, approval or consent of, and no registration or filing with or notice to, any governmental or regulatory official, body or authority, any counter-party to any Contract or any other Person is required in connection with the execution, delivery or performance of this Agreement by Sellers and SWC. For each Required Consent, Schedule 2.1.6(a) specifies whether the Required Consent consists of (i) a governmental filing, approval or registration, (ii) a contractual notice, or (iii) a contractual consent.

(b) Upon the receipt of the FCC Consent and any approval of the CPUC that may be required, the giving of any notices to the CPUC that may be required, compliance with the applicable requirements of the HSR Act and the receipt or giving of the Required Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers and SWC do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which either Seller, SWC, any of the Assets or the Business is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller, SWC, any of the Assets or the Business, (c) the Bylaws or the certificate of incorporation of SWW, (d) the Operating Agreement of West Coast, (e) the bylaws or the certificate of incorporation of SWC, or (f) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, to which either Seller or SWC is a party or subject, by which either Seller or SWC may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of either Seller or SWC thereunder.

2.1.7 Taxes. Except as set forth on Schedule 2.1.7, (a) each Seller has timely filed all reports, returns, statements (including estimated reports, returns, or statements) and other similar filings required to be filed by it on or before the Closing Date (“Tax Returns”) and all such Tax Returns were correct and complete in all material respects; (b) there are no audits or investigations pending or, to Sellers’ Knowledge, threatened against either Seller with respect to any Taxes (as defined below in this Section 2.1.7); (c) all Taxes due and owing by each Seller, or due and payable with respect to any Asset, which relate to Tax periods ending on or before the Closing Date, whether or not shown on any Tax Return, will have been paid by such Seller in full to the appropriate Tax authority prior to the Closing Date; (d) for all Tax periods beginning before and ending after the Closing Date, all Taxes owed by either Seller that relate to the portion of such Tax period ending on and including the Closing Date, except Taxes that constitute Assumed Liabilities, will be paid by such Seller in full to the appropriate Tax authority on or prior to the due dates thereof; (e) there is in effect no extension for the filing of any Tax Return of either Seller and neither Seller has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (f) to Sellers’ Knowledge, no claim has ever been made by any Tax authority in a jurisdiction in which a Seller does not file Tax returns that such Seller is or may be subject to taxation by that jurisdiction; (g) there are no Liens for Taxes upon any Asset of either Seller except for Liens for current Taxes not yet due; (h) to Sellers’ Knowledge, no issues have been raised in any examination by any Tax authority with respect to either Seller which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; and (i) neither Seller is a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any Person with respect to any Taxes (other than this Agreement). For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period (which period, with respect to personal property, ad valorem and real property Taxes, shall be the calendar year in which the assessment date for such Tax falls, and for purposes of this allocation such Taxes shall not be increased as a result of the transfer of the Assets pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The foregoing allocation methods shall be utilized, inter alia, for purposes of determining the amounts of accrued real and personal property taxes payable as of the Closing Date in connection with the calculation of the Purchase Price Adjustment.

For purposes of this Agreement, “Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

2.1.8 Environmental Matters.

(a) Sellers hold all Environmental Permits (defined below) that are currently required for Sellers to conduct the Business as currently operated and no Environmental Permits are required in connection with the sale of the Business.

(b) The Assets and the Business are in compliance with all Environmental Laws (defined below), and the Business is being operated in compliance with all applicable Environmental Laws.

(c) Sellers have made available to Buyer true and complete copies of any written audits, investigations or assessments of compliance with Environmental Laws at any real property currently or formerly owned, leased or occupied by either Seller or the Business or upon which any part of the Business is or previously was conducted (“Business Property”), in each case, to the extent in either Seller’s, Sellers' agents or any Related Party's possession.

(d) No Hazardous Materials (defined below) have been or are being manufactured, processed, distributed, used, treated, stored or disposed of on any Business Property, and no Hazardous Materials have been or are being discharged, emitted or released into the environment from the Business or from any Business Property, by the Sellers during the time the Business or Business Property has been owned or operated by either Seller or a Related Party, nor, to Sellers’ Knowledge, at any other time. To Sellers’ Knowledge, except as set forth in Schedule 2.1.8(d), there are no Hazardous Materials present on, in or beneath any Business Property other than in compliance with Environmental Law.

(e) There is no pending civil, criminal or administrative action, suit, notice of violation or docketed proceeding including an Environmental Claim (defined below), with respect to the Business or the Business Property, or to the Knowledge of the Sellers, any hearing, notice or demand letter or investigation relating to an Environmental Claim pending or threatened in connection with the conduct of the Business relating in any way to any Environmental Permit or any Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved with respect to a former Environmental Claim against either of the Sellers.

(f) Except as set forth on Schedule 2.1.8(f), no underground or aboveground storage tanks (active or inactive) have been used in connection with the Business or, to the Knowledge of Seller, have been located on or under any Business Property during the period the Business Property has been owned or operated by either Seller or a Related Party, nor to the Knowledge of Sellers, have any such tanks ever been located on or under any Business Property.

(g) Except as set forth on Schedule 2.1.8(g), there is no asbestos or asbestos containing material contained in or forming part of any building, building component, structure, facility or office space used by the Business and, to the Knowledge of Seller, none is located on any Business Property that requires inspection, maintenance, removal or abatement.

(h) There are no polychlorinated biphenyls or items containing polychlorinated biphenyls contained in or forming part of any building, building component, structure, facility or office space used by the Business and, to the Knowledge of Seller, none is located on any Business Property that requires inspection, maintenance, removal or abatement.

(i) Except as set forth on Schedule 2.1.8(i), there is no lead based paint in or on any building, building component, structure, facility or office space used by the Business and, to the Knowledge of Seller, none is located on any Business Property that requires inspection, maintenance, removal or abatement.

(j) No incinerator, surface impoundment, lagoon or landfill is used by the Business and, to the Knowledge of Seller, none is present or ever has been present at, on or under any structure owned by Sellers that will be transferred to Buyer pursuant to this Agreement for which Sellers are responsible for inspection, maintenance, removal or abatement.

(k) Except as set forth on Schedule 2.1.8(k), no Business Property and, to Sellers’ Knowledge (without investigation of public records available to Buyer), no property located within 500 feet of any Business Property, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, CERCLIS (as defined in CERCLA) or on any similar federal, state, local or interstate list of sites identifying the presence of Hazardous Materials or indicating the potential for investigation or cleanup of Hazardous Materials. Neither of the Sellers nor any Related Party has received notice of an Environmental Claim against Seller or any Related Party, alleging or asserting that either Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials to a site that is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar federal, state, local or interstate list of sites identifying the presence of Hazardous Materials or indicating the potential for investigation or cleanup of Hazardous Materials.

(l) Except as set forth on Schedule 2.1.8(1), no oral or written notification of a release or threat of release of a Hazardous Material relating to any Business Property has been received by either Seller or any Related Party or has been filed by or on behalf of either Seller or any Related Party except as could not reasonably be expected to result in an Environmental Claim against either Seller.

(m) As used herein:

“Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, demands, violations, investigations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a federal, state or local governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or Environmental Permit; or (ii) a third party seeking damages, contribution, remediation or other action for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any Business Property, including but not limited to the employees of either Seller or any of their Affiliates seeking damages for exposure to Hazardous Materials.

“Environmental Laws” means all applicable federal, state or local laws, ordinances, codes, rules, regulations, guidance, judgments, orders, decrees, injunctions, permits, governmental restrictions or agreements with a governmental authority or third party related to protection of the environment, public health and safety or employee health and safety and/or the handling, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of Hazardous Materials in effect on or before the Closing Date.

“Environmental Permits” means all permits, licenses, approvals, authorizations, or consents required by any governmental authority issued pursuant to any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued to or entered into by either Seller and a governmental authority under any applicable Environmental Law.

“Hazardous Materials” means any hazardous or toxic substance, material or waste that is regulated as of the Closing Date by any state or local governmental authority within the State of California or the United States or the release of which is subject to investigation, reporting, cleanup or other regulatory requirements, including any material or substance that is: (i) defined as a “hazardous substance” under applicable state law; (ii) an oil or petroleum related product; (iii) asbestos; (iv) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321); (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903); (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); (vii) defined as a “regulated substance” pursuant to Section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq. (42 U.S.C. §6991); or (viii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. §2601, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §5101, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136, et seq.

2.1.9 Title; Real and Personal Property.

(a) Sellers collectively have good, valid and marketable title to, or a valid leasehold or license interest in, all of the Assets (as they exist on the date hereof), free and clear of all Liens, except for (i) Liens for current real or personal property taxes not yet due and payable, (ii) Liens disclosed in Schedule 2.1.9(a) attached hereto, (iii) Liens, such as utility and access easements and the like, that are immaterial in character, amount and extent, and which do not materially detract from the value or materially interfere (or pose a material threat of such interference) with the present or proposed use of the assets or properties they affect; (iv) Liens imposed or promulgated by laws with respect to real property and improvements; or (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business evidencing amounts that are not yet due (the Liens described in subsections (i) through (v) hereof, the “Existing Liens,” and the Liens described in subsections (i), (iii), (iv), and (v) hereof, the “Permitted Liens”). As of the Closing Date, Sellers collectively will have good, valid and marketable title to, or a valid leasehold or license interest in, all of the Assets (as they exist on the Closing Date), free and clear of all Liens, except for Permitted Liens.

(b) Neither of the Sellers owns any real property. For each Leased Property, Schedule 1.1(f) sets forth the address or other description suitable to identify the Leased Property, the use of the Leased Property, the type of structure on the Leased Property, the type and dimensions of the shelter on the Leased Property (if applicable), the identity of the lessor or licensor, the identity of the owner of the Leased Property and the identity of the owner of the improvements. For each Leasehold Interest, Sellers have previously delivered to Buyer (i) a true and complete copy of the related lease or sublease (or license or sublicense); (ii) true and complete copies of all underlying or related deeds, prime leases, master leases, ground leases, third party agreements, tower sharing agreements and co-location agreements to the extent in the possession or under the control of a Seller or a Related Party; and (iii) true and complete copies of all other agreements, instruments or documents pursuant to which the lessor acquired its interest in such Leased Property or otherwise affecting Sellers’ interests in or use of such Leased Property to the extent in the possession or under the control of a Seller or a Related Party. Except as set forth on Schedule 2.1.9(b), neither Seller has subleased, sublicensed, assigned or pledged any interest in any of the Leasehold Interests to any third party.

(c) The properties identified as cell sites on Schedule 2.1.9(c) (the “Cell Sites”) constitute all of the cell sites currently comprising the System’s cell site network. Each of the Cell Sites is operational and is appropriately integrated into and functioning properly in accordance with industry standards as part of the System’s cell site network. Each Cell Site is equipped with all equipment and facilities reasonably necessary for it to function in such manner in the ordinary course of business. The Assets include a supply of spare parts for Seller’s equipment and facilities located at the Cell Sites that is sufficient for the operation of the Business in the ordinary course of business based on experience and any known maintenance issues.

(d) Except as set forth on Schedule 2.1.9(d), there are no cell sites currently under development for inclusion in the System’s cell site network.

(e) Sellers’ activities on the Leased Property are in compliance in all material respects with applicable building codes and zoning regulations, and, to Sellers’ Knowledge, there are no proposed changes in such applicable codes, regulations or laws that would adversely affect such activities. Neither Seller has received any notice nor, to Sellers’ Knowledge, has the owner of any of the Leased Property received any notice, of any non-compliance with applicable building codes, zoning regulations or laws other than where such non-compliance has been cured or otherwise legally resolved.

(f) All buildings, structures and fixtures owned, leased or licensed by either Seller that constitute part of the Assets or that relate to sites covered by the Master License Agreement are in good operating condition and repair subject to reasonable wear and tear appropriate for the age of such property and are sufficient for the conduct of the Business as conducted during the twelve-month period prior to the date hereof and as currently being conducted. All such buildings, structures and fixtures, and all leasehold improvements to the Leased Property that constitute part of the Assets or that relate to sites covered by the Master License Agreement, are located on or within property that a Seller owns or in which a Seller has a valid leasehold or license interest and do not encroach upon any real property of any third party.

(g) One of the Sellers has valid and enforceable rights of physical and legal ingress and egress to and from each Leased Property that constitutes part of the Assets or relates to a site covered by the Master License Agreement and to a nearby public right of way, 24 hours per day, seven days per week. In addition, each such Leased Property has sufficient legal access to public roads and to all utilities, including electricity and any other necessary utilities used in its operation, so as not to inhibit in any material respect the operation of the Business as currently conducted. In the last two years, Sellers have not experienced any material interruption in the delivery of adequate quantities of any such utilities or other public services required by the Business. All rights of way or easements for access and utilities are located on, through or over property that a Seller owns or in which a Seller has a valid leasehold interest or other rights, or are located on property owned by third parties subject to a valid and enforceable written easement or other rights in favor of one of the Sellers.

(h) In the past two years there has not been any significant interruption in the operations of the Business due to any inadequate maintenance of any item of personal property by Sellers’ employees, contractors or agents.

2.1.10 Condition and Sufficiency of Assets. All of the Assets, including all assets and properties leased pursuant to any lease included among the Assets, and all telecommunications tower structures located on the Cell Sites, are in good working condition and repair, subject to normal wear and tear appropriate for the age of such property, are fit for their intended purposes, are usable in the regular and ordinary course of the Business consistent with past practice, and conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and Authorizations relating to their construction, use and operation. Sellers have inspected and maintained all of the Equipment and all of the telecommunications tower structures owned by either Seller in accordance with industry standards and all warranties provided by vendors or manufacturers thereof in all material respects. Sellers have made available to Buyer copies of their inspection and maintenance records relating to the Equipment and accurate descriptions of all maintenance procedures utilized by Sellers to maintain the Equipment. Except for assets owned by third parties that are leased or licensed to either Seller pursuant to the Contracts or contracts not required to be listed on Schedule 1.1(k) and rights of third parties under the Contracts or contracts not required to be listed on Schedule 1.1(k), and as otherwise set forth on Schedule 2.1.10, no Person other than Sellers owns or has any interest in (i) any assets, properties or rights related to or used in connection with the Business, or (ii) any equipment or other tangible assets situated on the Leased Property. The Assets include all assets, properties, contract rights and other rights necessary for Buyer to conduct the Business in the manner currently conducted by Sellers, except for the Excluded Assets and as set forth on Schedule 2.1.10. Further, the Assets include all of the properties and assets reflected in each of the Financial Statements (defined in Section 2.1.11(b)) and not sold, retired or otherwise disposed of since the date thereof in the ordinary course of the Business, consistent with past practice, other than the Excluded Assets.

2.1.11 Books of Account; Financial Statements; CapEx Budget.

(a) The books of account and related records of Sellers fairly reflect in reasonable detail their assets, liabilities and transactions in accordance with GAAP applied on a consistent basis. Neither Seller has engaged in any transaction or used funds of either Seller except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of Sellers.

(b) Set forth in Schedule 2.1.11(b) are true and complete copies of the annual financial statements of Sellers as of December 31, 2005 and December 31, 2006 and for the two years in the period ended on December 31, 2006, as reviewed by Sellers’ independent certified public accountants (collectively, the “Annual Financial Statements”). The Annual Financial Statements (i) are correct and complete and in accordance with the books and records of Sellers, (ii) fairly present the financial condition, assets and liabilities of Sellers as at their respective dates and the results of the operations and changes in cash position for the periods covered thereby, and (iii) have been prepared in accordance with GAAP consistently applied. Also set forth in Schedule 2.1.11(b) are true and complete copies of the unaudited financial statements of Sellers for the 10 months ended October 31, 2007 (collectively, the “Monthly Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Monthly Financial Statements (i) fairly present the financial condition of Sellers as of such dates and the results of their operations for the periods covered thereby and (ii) were prepared in accordance with GAAP (except for the lack of footnote disclosure and customary year-end audit adjustments, which adjustments and footnotes, if prepared as required for audited financial statements, would not reveal any fact or condition materially adverse to the financial condition or results of Sellers presented in the Monthly Financial Statements). All references in this Agreement to the “Current Balance Sheet” shall mean the balance sheet of Sellers as of October 31, 2007 included in the Financial Statements and all references to the “Current Balance Sheet Date” shall mean October 31, 2007.

(c) All long-term debt of either Seller, including information regarding lender, principal, interest and any unpaid penalties, is set forth on Schedule 2.1.11(c).

(d) Set forth in Schedule 2.1.11(d) is a true and complete copy of the capital expenditure budget of Sellers for the year ending December 31, 2007 as in effect on the date hereof (the “CapEx Budget”).

(e) The unpaid Taxes of Sellers (i) did not, as of the most recent month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing difference between book and tax (income)) set forth on the face of the most recent balance sheet of Sellers (and in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing Tax Returns.

2.1.12 Absence of Undisclosed Liabilities Affecting the Assets or the Business. Sellers have no liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, that could affect Buyer or the Assets or the Business that will be transferred to Buyer upon the consummation of this transaction, except:

(a) those liabilities or obligations set forth on Schedule 2.1.12;

(b) those liabilities or obligations reflected on the Current Balance Sheet and not heretofore paid or discharged;

(c) liabilities not required under GAAP to be shown on the face of a balance sheet or in the notes thereto;

(d) transaction costs and expenses related to this Agreement; and

(e) those liabilities or obligations incurred, consistent with past business practice, in or as a result of the normal and ordinary course of the Business since the Current Balance Sheet Date, none of which is for breach of contract, breach of warranty, tort or infringement.

For purposes of this Section, the term “liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured that could affect Buyer or the Assets or the Business that will be transferred to Buyer upon the consummation of this transaction.

2.1.13 Inventory. All inventory of either Seller relating to the Business, whether held for rental, resale or for use as spare parts, consists substantially of a quality, quantity and condition, usable, leasable or saleable in the ordinary course of the Business within the time periods consistent with the past experience of Sellers. None of such inventory is obsolete or non saleable in the ordinary course of the Business consistent with the past experience of Sellers. Schedule 2.1.13 is a complete and correct list of such inventory as of October 31, 2007. All such inventory is valued at the lower of cost or market.

2.1.14 Accounts Receivable. All accounts receivable of Sellers, as set forth on the Current Balance Sheet and all subsequent balance sheets and schedules, including the Preliminary Working Capital Schedule and Sellers’ Working Capital Schedule, are or will be valid and genuine, have arisen or will arise solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practices, and are not more than 90 days past due, and to the Sellers’ Knowledge are not or will not be subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such balance sheets have been or will be determined in accordance with GAAP and based upon Sellers’ historical experience in collecting its accounts receivable. All accounts any part of which is over 90 days past due have been written off by Sellers and are no longer classified as accounts receivable, and service has been terminated to all customers whose accounts receivable have been written off. To Sellers’ knowledge, there are no facts or circumstances that could result in the allowance for collection losses on the most recent balance sheet included in the Financial Statements being inadequate to cover expected collection losses. Schedule 2.1.14 sets forth as of the date of the most recent balance sheet included in the Financial Statements and as of the close of business on the day before execution of this Agreement (a) the total amounts of accounts receivable of Sellers and (b) the aging of such receivables based on the following schedule: current, 1-30 days past due, 31-60 days past due and 61-90 days past due. On the morning of the Closing, Sellers shall deliver a schedule setting forth as of the close of business on the day before Closing (x) the total amounts of accounts receivable of Sellers and (y) the aging of such receivables based on the following schedule: current, 1-30 days past due, 31-60 days past due and 61-90 days past due.

2.1.15 Accounts Payable. All accounts payable of Sellers, as set forth on the Current Balance Sheet and all subsequent balance sheets and schedules, including the Preliminary Working Capital Schedule and Sellers’ Working Capital Schedule, are or will be valid and genuine and have arisen or will arise solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice.

2.1.16 Material Changes. Except as disclosed on Schedule 2.1.16, since the Current Balance Sheet Date, neither Seller has:

(a) incurred any liabilities (absolute or contingent) other than liabilities incurred in the ordinary course of the Business consistent with past practice, or discharged or satisfied any Lien, or paid any such liabilities, other than in the ordinary course of the Business consistent with past practice, or failed to pay or discharge when due any such liabilities, in each case for which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss to it, the Business or any of its material assets or properties;

(b) sold, encumbered, assigned or transferred any of its assets or properties which would have been included in the Assets if the Closing had been held as of the Current Balance Sheet Date or on any date since such date, except in the ordinary course of the Business consistent with past practice;

(c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged or pledged any of the Assets, or subjected any of the Assets to any Lien, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

(d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease under which it is lessee or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of the Business, except for any amendment, termination, cancellation, modification or waiver which, individually or in the aggregate, would not reasonably be expected to materially adversely affect the Assets, the Business or the transactions or events contemplated by this Agreement;

(e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Business, operations, assets, properties or prospects of Sellers or (ii) of any item or items carried on Sellers’ books of account individually or in the aggregate at more than $10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;

(f) suffered any events which, individually or in the aggregate, will, or could be reasonably expected to, result in a Seller Material Adverse Effect or materially and adversely affect the transactions contemplated by this Agreement;

(g) received notice or had actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to materially and adversely affect the Assets, the Business or the transactions contemplated by this Agreement, nor has any Related Party received any such notice;

(h) except as permitted by Section 3.4.5(c) with respect to Incentive Bonuses and Severance, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loaned any money or assets to, any employee, or made any increase in, or any addition to, other benefits to which any employee may be entitled, other than ordinary course salary adjustments commensurate with position and consistent with past practice within the SWC organization;

(i) changed any of the accounting principles followed by it or the methods of applying such principles (including any change in depreciation or amortization policies or rates);

(j) entered into any transaction not described above other than in the ordinary course of the Business consistent with past practice;

(k) issued any equity interest in either Seller;

(l) made any capital expenditures or capital additions in excess of an aggregate of $25,000 or entered into any leases of capital equipment or property under which the annual lease charges exceed $10,000 in the aggregate; or

(m) agreed, orally or in writing, or granted any other Person or entity, an option to do any of the things specified in subparagraphs (a) through (l) above.

2.1.17 Labor Relations. The relations of each Seller with its employees are good. In addition, (a) no such employee is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against either Seller or SWC pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to Sellers’ Knowledge, threatened against or involving the Business or any of the employees of either Seller or of SWC; (d) no labor grievance that might have an adverse effect on Sellers or the conduct of the Business is pending; (e) no labor agreement restricts either Seller from relocating, closing or terminating any of its operations or facilities or would adversely affect its ability to do so; (f) neither of the Sellers nor SWC has experienced any work stoppage or other labor difficulty or committed any unfair labor practice related to the Business; and (g) to Sellers’ Knowledge, no organizational effort is being made or is threatened by or on behalf of any labor union with respect to any of the employees of either Seller or of SWC.

2.1.18 Compensation Arrangements; Officers and Directors. Schedule 2.1.18 sets forth the following information: the name and current annual salary, including bonus opportunity, if applicable, of each of the employees of either Seller together with a statement of the full amount of all cash and equity compensation paid by either Seller to each such employee during the 12 month period ended December 31, 2007. As of the Closing Date, neither Seller will have increased the rate of cash or equity compensation of any of its employees since the date of this Agreement, except as contemplated by Section 2.1.16(h) and Section 3.4.5(c).

2.1.19 Employee Benefit Plans and Arrangements.

(a) Schedule 2.1.19(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and including each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)), whether formal or informal, written or oral (“Employee Benefit Plan”), with respect to which either Seller or any Related Party has any obligation to contribute or any liability with respect thereto (contingent or otherwise), in each case, for the benefit of any present or former employee of either Seller or any present or former beneficiary, dependent or assignee of any such employee or former employee (a “Seller Employee Benefit Plan”).

(b) Each Seller Employee Benefit Plan has been administered in compliance in all material respects with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations, as they relate to such Seller Employee Benefit Plan (including deductibility, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)).

(c) Neither of the Sellers, SWC nor any other ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a “multi-employer plan” (as such term is defined by Section 4001(a)(3) of ERISA). With respect to each employee pension plan maintained by Sellers, SWC or any ERISA Affiliate that is subject to the funding requirements of Section 412 of the Code (each a “Pension Plan”), all minimum contributions that are required under Section 412 of the Code have, in all material respects, been made, and there is no lien and, to the Sellers’ Knowledge no reasonable basis for the imposition of a lien pursuant to Section 4068 of ERISA. Schedule 2.1.19 includes the most recent actuarial report of each Pension Plan. For purposes of this paragraph, the term “ERISA Affiliate” includes any person or entity that has, with the Seller, ever been at any time (including by virtue of applicable attribution rules): (i) members of a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) members of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; (iii) members of an affiliated service group within the meaning of Section 414(m) of the Code; (iv) members of a group of organizations required to be aggregated under Section 414(o) of the Code; or (v) considered to be members of a group treated as a “single employer” within the meaning of Section 4001 of ERISA.

(d) All obligations of either Seller or of any Related Party, whether arising by operation of law, by contract or by course of conduct, for payments to trusts or other funds or to any governmental agency or to any individual, employee or agent (or his heirs, legatees or legal representatives) with respect to unemployment compensation or Social Security benefits, or for vacation or holiday pay, bonuses and other forms of compensation, with respect to employees of either Seller have in all material respects been paid when due.

(e) No Seller Employee Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement.

(f) Except as set forth on Schedule 3.4.5(c), neither Seller nor any Related Party has paid or committed to pay (whether orally or in writing) any bonus compensation in contemplation of or otherwise in connection with the transactions contemplated by this Agreement.

(g) Neither Seller nor any Related Party has made any representation, warranty or promise to, or agreement with, any Person regarding employment after the Closing by Buyer.

(h) Except as set forth on Schedule 2.1.19(h) or as required by applicable law, under no circumstances will Buyer or any Affiliate of Buyer or any of their respective partners, shareholders, members, board members or employees have any liability, whether related to the transactions contemplated by this Agreement or otherwise, for payments to any person who is or was providing services to the Sellers, SWC or any Related Party (including severance, change in control, or transition payments) or for any benefits or other payments under any Seller Employee Benefit Plan, other than liabilities that arise from (i) offers of employment or other engagement for services made to such persons by Buyer or any Affiliate of Buyer, (ii) communications or similar actions directed to such persons by Buyer or any Affiliate of Buyer, or (iii) actual employment or other engagement for services of such persons by Buyer or any Affiliate of Buyer.

2.1.20 Transactions with Related Parties. Except as disclosed on Schedule 2.1.20 or pursuant to an Employee Benefit Plan, no Related Party: (i) has borrowed money from, or loaned money to either Seller that has not been fully repaid; (ii) has any contractual or other claims, express or implied, of any kind whatsoever against either Seller; (iii) has any right, title or interest in any property or assets used in the conduct of the Business other than the Excluded Assets and the property and assets listed on Schedule 1.3; (iv) is a party to any oral or written agreement with either Seller or is engaged in any other transaction with either Seller; (v) is a party to any oral or written agreement or instrument related to the Business, including any agreement or instrument of a type described in Section 2.1.5; or (vi) is a party to any claim, action, proceeding or investigation or subject to any judgment, order, writ, injunction, decree or award related in whole or in part to the Business. For purposes of this Agreement, a “Related Party” means (1) SWC, (2) any Affiliate of either Seller or of SWC, or (3) any partner, member, manager, director, officer, employee, agent, trustee, beneficiary or spouse of either Seller or SWC or any of their respective Affiliates.

2.1.21 Insolvency. Neither Seller nor SWC is the subject of any existing, pending or threatened insolvency or bankruptcy proceedings. The consummation of the transactions contemplated by this Agreement will not result in either of the Sellers or SWC being the subject of such proceedings.

2.1.22 Insurance. The Assets and the Business are insured, and Sellers maintain without limitation adequate, as such Seller has reasonably determined to be prudent in accordance with industry practice, and all statutorily required general liability, all risk, worker’s compensation, employer’s liability and occupational disease and bodily injury insurance, under various policies of general liability and other forms of insurance, all of which are described on Schedule 2.1.22, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The coverages provided by such policies are adequate as each Seller has reasonably determined to be prudent in accordance with industry practice. Sellers have previously delivered to Buyer true and complete insurance claim histories for Sellers for the past three years. Sellers have not been refused any insurance, nor has their coverage been limited, by any insurance carrier to which either of them has applied for insurance or with which either of them has carried insurance during the past five years on the basis of any condition, physical or otherwise, of any of the Assets, nor has either of them failed to file any notice or present any claim under any such policy in due and timely fashion. Schedule 2.1.22 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business.

2.1.23 Intellectual Property Matters.

(a) Except as set forth on Schedule 2.1.23, neither Seller has any patents, trademarks, registered copyrights or applications for any of the foregoing. Except as set forth on Schedule 2.1.23, Sellers possess working copies of all software and firmware necessary for or otherwise used in the current conduct of the Business, together with copies of all related manuals and other documentation. Set forth on Schedule 2.1.23 is a list of all patents, trademarks, service marks, trade names or copyrights, whether registered or unregistered, used in the conduct of the Business, and all software, firmware, trade secrets, proprietary technologies, know how, inventions, discoveries, improvements, processes and formulas (secret or otherwise) used in the conduct of the Business other than any of the foregoing listed in Schedule 1.3 (all of the foregoing collectively, the “Intellectual Properties”). Each Seller owns or possesses all legal rights to, or is licensed or otherwise has the right to use, all Intellectual Properties used by such Seller. Except as set forth on Schedule 2.1.23, the Intellectual Properties owned or licensed by Sellers:

(i) are held by a Seller pursuant to either good and valid title or fully-paid (other than upgrade costs and purchaser maintenance costs) licenses under which such Seller has the right to assign, if applicable, the license to Buyer in connection with the transactions contemplated hereby, and no present or former employee, consultant or other Person (including any former employer of a present or former employee or consultant of Seller) has any proprietary, commercial or other interest, direct or indirect, therein; and

(ii) have been adequately protected by maintaining the secrecy of trade secret processes, by requiring nondisclosure agreements when appropriate and by affixing copyright notices when appropriate, and neither Seller has received notice of any claim of infringement or any other claims relating to any such Intellectual Property, nor does either Seller have Knowledge of any facts upon which any such claim could reasonably be based.

(b) In conducting the Business as presently conducted, to Sellers’ Knowledge, neither Seller is infringing upon or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property owned or claimed by another. Neither Seller is in default under, nor has either Seller received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto. To Sellers’ Knowledge, no third party is infringing any Intellectual Property of either Seller.

2.1.24 No Interest in Other Entities. No shares of capital stock of any corporation and no ownership or other investment interest, either of record, beneficial or equitable, in any association, partnership, joint venture or other Person is included in the Assets.

2.1.25 Availability of Documents. Sellers have made available to Buyer copies of all documents and other papers in the possession or under the control of a Seller or a Related Party, including all agreements, contracts, commitments, insurance policies, leases, plans, instruments, written undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor held by them, listed in the Schedules hereto, referred to herein or requested in Buyer’s written due diligence requests. Such copies are true, complete, accurate and authentic and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. To the extent that any material contract or understanding is oral, Sellers have made available an accurate written summary thereof.

2.1.26 Restrictions. Neither Seller is a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other similar restriction or any judgment, order, writ, injunction, decree or award that is reasonably likely to materially and adversely affect or restrict any of the Assets or the operation of the Business or any other activities of Buyer after consummation of the transactions contemplated hereby, assuming that the Business is to be conducted on the same basis as it is presently conducted.

2.1.27 Reserved.

2.1.28 Brokers or Finders. Except for UBS Securities LLC and Stifel Nicolaus & Company, Inc. (together, the “Brokers”), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby, except to the Brokers. Sellers shall be solely responsible for any compensation due to the Brokers in connection with this Agreement and the transactions contemplated hereby.

2.1.29 No Foreign Storage of Information. To Sellers’ Knowledge, no information pertaining to Sellers’ systems, infrastructure, employees or customers or pertaining to phone calls made by Sellers’ customers is stored, transmitted or accessed at, in, through or from any site located outside the United States or made available to any Person who is located outside the United States.

2.1.30 No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement, Sellers make no other express or implied representation or warranty on behalf of themselves or any of their properties or businesses.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

2.2.1 Existence and Authority. Buyer is a general partnership duly formed and validly existing under the laws of the State of Delaware and has the requisite power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents required to be executed and delivered by Buyer in accordance with the provisions of this Agreement (collectively, the “Buyer’s Documents”) have been duly authorized by all necessary action. This Agreement has been, and the other Buyer’s Documents will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the other Buyer’s Documents when executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2.2 No Conflicts; Consents.

(a) Except for the FCC Consent, any required approvals of or notices to the CPUC, any post-Closing notifications required by the FCC and compliance with the applicable requirements of the HSR Act, no authorization, approval or consent of, and no registration or filing with or notice to, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

(b) Upon the receipt of the FCC Consent and any approvals of the CPUC that may be required, the giving of any notices to the CPUC that may be required and compliance with the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the other Buyer’s Documents by Buyer will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (iii) the partnership agreement of Buyer, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound.

2.2.3 Litigation. There is (a) no suit, action or claim, (b) no investigation or inquiry by any administrative agency or governmental body, and (c) no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer which seeks to terminate or modify or which might affect this Agreement or the consummation of the transactions contemplated herein.

2.2.4 Brokers or Finders. All negotiations relative to this Agreement have been carried on by Buyer directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

2.2.5 FCC Matters. Buyer is fully qualified under the Communications Act of 1934, as amended, to be an FCC licensee and to be approved as the assignee of the FCC Authorizations.

2.2.6 No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement, Buyer makes no other express or implied representation or warranty on behalf of itself or any of its properties or businesses.

2.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive for a period until the second anniversary of the Closing, except that (a) any intentional misrepresentation shall survive Closing indefinitely, and (b) Sections 2.1.1, 2.1.3, 2.1.7, 2.1.8, 2.1.9(a), 2.1.19 and 2.1.20 and Sections 2.2.1 and 2.2.5, shall survive until the expiration of the 15 day period commencing on the expiration date of the relevant statute of limitations period (including any applicable extensions thereof), if longer than the period specified above (provided that if there is no relevant statute of limitations, survival shall be indefinite), unless survival is governed by the preceding clause (a) (the “Survival Period”). Any claim by a party based upon breach of any such representation or warranty made pursuant to Article V below or otherwise must be submitted to the other party prior to or at the expiration of the applicable Survival Period. In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties and covenants set forth herein. The waiver of any condition regarding the accuracy of any representation or warranty, regarding the performance of or compliance with any covenant or obligation or regarding any other matter, will not affect the right of indemnification or any other remedy of the waiving party after the Closing based on the inaccuracy of such representation or warranty, the nonperformance of or noncompliance with such covenant or obligation or the failure of such condition to have been satisfied, unless otherwise expressly agreed by the parties in writing prior to the Closing.

ARTICLE III

COVENANTS AND AGREEMENTS

3.1 Covenants of Sellers Pending the Closing. Each Seller covenants and agrees that, from the date hereof until the Closing and except as expressly contemplated or permitted by this Agreement, as required to comply with applicable law, rule or regulation or as otherwise consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed:

3.1.1 Conduct of the Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing, each Seller shall:

(a) collect its accounts receivable in the ordinary course of the Business, consistent with past practice, and not compromise, discount, forgive or otherwise adjust, amend or modify the terms or conditions of any of its accounts receivable other than in the ordinary course of the Business, consistent with past practice;

(b) pay its accounts payable and applicable taxes in the ordinary course of the Business, consistent with past practice, and not adjust, amend or modify the terms or conditions of any of its accounts payable other than in the ordinary course of the Business, other than accounts payable or taxes which are being disputed in good faith in accordance with applicable dispute procedures and for which appropriate reserves have been made, consistent with past practice;

(c) not sell, lease, license, encumber, assign, transfer or otherwise dispose of any of the Assets, or any other assets or properties of such Seller that are needed for the performance of Sellers’ obligations under the Transition Services Agreement, except (i) pursuant to the requirements of any agreement listed in Schedule 1.1(k), or (ii) in the ordinary course consistent with past practice; and not acquire any assets or properties except in the ordinary course consistent with past practice;

(d) not enter into any new lease or license for the use of any cell site or retail space or any other material agreement;

(e) not enter into any type of business other than the Business;

(f) not merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;

(g) not (i) take or agree to take any action that would make any representation or warranty of Sellers inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(h) without limiting the generality of subsection (g) above, not cause or permit to occur any of the events or occurrences described in clauses (a), (c), (h), (i) or (k) of Section 2.1.16 hereof;

(i) perform (and cause any Related Party to perform) all of its obligations under all Contracts and not (and cause any Related Party not to) amend, terminate or waive any rights under any material Contracts, or enter into any contracts, except in the ordinary course of the Business consistent with past practice;

(j) maintain the Business’s equipment, systems and other fixed assets as necessary to maintain the Business’s reliability standards, footprint coverage and network capacity;

(k) make capital expenditures consistent with the CapEx Budget;

(l) maintain inventories of handsets and accessories sufficient to satisfy the needs of the Business as currently operated;

(m) continue in accordance with past practice all marketing and promotions relating to the maintenance and growth of subscribers; and

(n) not activate a sufficient number of customers to materially impair the value of the Business on any service plan that materially differs in price or other respects from the service plans that Sellers are now offering.

3.1.2 Maintenance of Assets and Insurance. Sellers shall use commercially reasonable efforts to comply with and maintain the Assets, including the Authorizations and all Intellectual Properties, and otherwise preserve their rights to provide wireless telecommunications service in the Markets. Sellers shall keep in full force and effect the insurance policies maintained by Sellers on the Assets as of the date hereof (or replacement policies providing substantially the same coverage) and shall notify Buyer of any significant changes in the terms of the insurance policies and binders currently in effect.

3.1.3 Compliance with Laws, Etc.

(a) Sellers shall comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business or any of the Assets.

(b) The Business shall be conducted in the public interest, convenience and necessity and in compliance in all material respects with the Communications Act of 1934 and the rules and regulations of the FCC.

3.1.4 Efforts; Relationships; Cooperation. Sellers shall use all commercially reasonable efforts to conduct the Business in such a manner that on the Closing Date, the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Sellers shall (a) use all commercially reasonable efforts to keep available the services of their employees, the employees of SWC who devote a significant portion of their time to providing services to Sellers (the “SWC Employees”) and all agents of the Business, (b) use all commercially reasonable efforts to maintain the relations and goodwill of the Business with customers, material suppliers and material agents of the Business and any others having material business relations with Sellers related to the Business, and (c) cooperate with Buyer in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements as reasonably requested by Buyer.

3.1.5 Access.

(a) Upon reasonable prior notice from Buyer, Sellers shall (i) give Buyer and its authorized representatives reasonable access during all reasonable times to Sellers’ books and records, facilities and assets comprising or relating to Sellers or the Business, (ii) provide such financial and operating data and other information with respect to Sellers or the Business as Buyer may reasonably request, and (iii) make reasonably available their officers, agents and other Persons who are familiar with matters relating to the Business and cause SWC to make reasonably available the SWC Employees in order to facilitate Buyer’s review of Sellers or the Business and Buyer’s transitional arrangements.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Nondisclosure Agreement.

3.1.6 Non-solicitation. Prior to the earlier to occur of the Closing and any termination of this Agreement in accordance with the provisions of Article VI, Sellers shall not, and shall cause their Affiliates and the officers, employees, agents and representatives of Sellers and their Affiliates not to, directly or indirectly, except with the written approval of Buyer, sell or agree to sell any of the Assets to any third party other than sales of inventory in the ordinary course of business consistent with past practice, issue or agree to issue any equity interest in either Seller, merge or consolidate either Seller with any other entity, or solicit inquiries or proposals, furnish any non-public information with respect to, or initiate or participate in any negotiations or discussions whatsoever concerning, any of the foregoing transactions, if and to the extent that any such act would be inconsistent with the sale of the Assets to Buyer hereunder.

3.1.7 Compliance with Authorizations. Each Seller shall maintain all of its rights and interest in, and the validity of, the FCC Licenses, and shall use commercially reasonable efforts to maintain all of its rights and interest in, and the validity of, the other Authorizations. Each Seller shall not, and shall cause its Affiliates not to, engage in any transaction or take any action or omit to take any action that will or could reasonably be expected to adversely affect their rights or interest in, or the validity of, the Authorizations. Without limiting the above, each Seller shall conduct the Business and operate the Assets in accordance with the conditions set by the FCC for maintaining the FCC Authorizations. Each Seller shall promptly provide Buyer with copies of all applications and other correspondence to the FCC or the CPUC and any notices, Authorizations, orders or correspondence received from the FCC or the CPUC that relate to the Authorizations, the other Assets or the conduct of the Business. Each Seller shall promptly provide Buyer with copies of any E-911 Phase I or Phase II “deployment requests” pursuant to 47 C.F.R. Section 20.18 of the FCC’s rules that are received by such Seller with respect to the Markets after the date hereof.

3.1.8 Updates. Between the date hereof and the Closing, Sellers shall promptly notify Buyer of any occurrence, fact or condition of which either Seller acquires Knowledge that results in it being reasonably likely that any of the conditions set forth in Section 4.1 hereof will not be satisfied by the Outside Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Sellers or the Schedules hereto for the purposes of this Agreement (including Article V), unless Buyer shall have consented thereto in writing.

3.1.9 Delivery of Financial Statements. Sellers shall deliver to Buyer within 15 business days after the end of each calendar month unaudited financial statements of Sellers, consisting of a balance sheet, a statement of income (including detailed revenue classifications) and a statement of cash flows, as well as key operating statistics, including gross subscriber additions, disconnects and end-of-period number of subscribers, for each price plan for such month and for the interim period then ended (all such financial statements, the “Interim Financial Statements”). The Interim Financial Statements shall meet the requirements for the Monthly Financial Statements as set forth in Section 2.1.11(b).
3.1.10 Tax Exemption Certificates. On or before the Closing Date, Sellers shall deliver to Buyer true and correct copies of all currently effective exemption certificates and other documents which have been furnished by customers of the Business for the purpose of establishing or supporting any claim of tax exemption with respect to Taxes collected by Sellers from such customers.

3.1.11 Additional Deliveries.

(a) Sellers shall use commercially reasonable efforts to obtain either originals or true and complete copies of all agreements, instruments or documents that Sellers would be required to provide to Buyer pursuant to this Agreement but for the fact that such agreements, instruments or documents are not in the possession or under the control of a Seller or a Related Party, and shall provide true and complete copies of such agreements, instruments or documents to Buyer promptly upon receipt.

(b) Within 45 days of the date of this Agreement, Sellers shall provide to Buyer a list of the Authorizations.

3.2 Covenants of Buyer Pending the Closing. Buyer covenants and agrees that, from the date hereof until the Closing Date and except as otherwise agreed to in writing by Sellers:

3.2.1 Actions of Buyer. Buyer shall use all commercially reasonable efforts not to take any action that would result in a breach of any of its representations and warranties hereunder.

3.2.2 Updates. Between the date hereof and the Closing, Buyer shall promptly notify Sellers of any occurrence, fact or condition of which Buyer acquires knowledge that results in it being reasonably likely that any of the conditions set forth in Section 4.2 hereof will not be satisfied by the Outside Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Buyer for the purposes of this Agreement (including Article V), unless Sellers shall have consented thereto in writing.

3.3 Additional Covenants. Sellers and Buyer further covenant and agree that, except as otherwise agreed to in writing by Sellers and Buyer:

3.3.1 Certain Filings and Consents.

(a) As soon as practicable after the date of this Agreement, (i) West Coast and Buyer shall file applications with or notifications to the FCC for consent to the assignment by West Coast to Buyer of all of West Coast’s rights and interests in and to the FCC Authorizations, and such other applications with the FCC as may be advisable in the reasonable judgment of the parties hereto, all of which applications and notifications will comply in all material respects with the requirements of the Communications Act of 1934 and the rules of the FCC, and (ii) Sellers and Buyer shall file applications for all other regulatory consents and approvals necessary for the consummation of the transactions contemplated hereby, if any. West Coast and Buyer shall use commercially reasonable efforts to file the applications for the consent of the FCC within 10 business days after the date of this Agreement. Sellers and Buyer shall diligently prosecute all applications referred to in the first sentence of this Section 3.3.1 and shall take all such actions and give all such notices as may be required or requested by the FCC or any other regulatory agency or as may be appropriate in an effort to expedite the grant of such consent by the FCC or such regulatory agency.

(b) SWC and Buyer shall cooperate with one another in preparing and filing Notification and Report Forms under the HSR Act, which are required in connection with the consummation of the transactions contemplated hereby, and furnishing information required in connection therewith. Buyer will be responsible for paying the required filing fee under the HSR Act. SWC and Buyer will each be responsible for preparing and filing the form required to be filed by it under the HSR Act. SWC and Buyer shall use commercially reasonable efforts to submit such filings within 15 business days after the date of this Agreement.

(c) Sellers shall use all commercially reasonable efforts to obtain (or give, in the case of notifications or deliveries constituting Required Consents) all Required Consents as soon as practicable.

3.3.2 Non Disclosure. Sellers shall not, and Sellers shall cause their respective agents, representatives and Affiliates not to, and Buyer shall not at any time prior to the Closing, and shall cause its agents, representatives and Affiliates not to at any time prior to the Closing, disclose to the public (by means of any press release, public statement, public filing with a regulatory body or otherwise) or to any third party the fact that Buyer is contemplating the purchase of the Assets, or that Sellers are contemplating the sale of the Assets to Buyer, or the existence of this Agreement or the terms and conditions of this Agreement, or the substance of the negotiations between the parties regarding such terms and conditions, except:

(a) as required by applicable law or the rules of any relevant stock exchange, by order or decree of a court or regulatory body having jurisdiction over such party, or in connection with such party’s or its agent’s or Affiliate’s enforcement of any rights it may have at law or equity; provided that each party shall, and shall cause any of its applicable agents, representatives, Affiliates and the Brokers to, (i) notify the other party as long as reasonably practicable prior to the disclosure pursuant to this subsection of information of the type described in the immediately preceding paragraph, (ii) afford the other party an opportunity to seek a protective order or other legal relief limiting such disclosure, (iii) cooperate with the other party in obtaining such relief, (iv) furnish a copy of the disclosure to the other party as long in advance as reasonably practicable, and (v) afford the other party an opportunity to review and comment thereon;

(b) on a “need to know” basis to Persons within such party’s organization, or outside of such party’s organization such as attorneys, accountants, bankers, financial advisors and other consultants who may be assisting such party in connection with the transactions contemplated hereby and who agree to keep such information confidential on terms as least as favorable to Buyer as the terms contained in this Section 3.3.2;

(c) as expressly required by this Agreement;

(d) with the express prior written approval of the other party; or

(e) after such information has become publicly available without breach of this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 3.3.2 (except for the obligations of Buyer) shall survive the Closing. Each party specifically acknowledges and agrees that the remedy at law for any breach of the provisions of this Section 3.3.2 will be inadequate and that each party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in the event of any breach or threatened breach of the provisions of this Section 3.3.2 by the other parties or such other parties’ agents.

3.3.3 Maintenance of Books and Records. Sellers and Buyer shall each preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by or controlled or to be controlled by such party relating to any of the assets or liabilities of the Business or otherwise relating to the conduct of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and its Affiliates and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or their respective officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

3.3.4 Cooperation. Sellers and Buyer shall cooperate with each other and use all commercially reasonable efforts to cause all of the conditions to the obligations of Buyer and Sellers under this Agreement to be satisfied on or prior to the Closing Date.

3.3.5 Other Regulatory Requirements. Each party agrees to reasonably cooperate with the other party in connection with the other party’s efforts to satisfy any regulatory requirements in connection with the transactions contemplated by this Agreement.

3.3.6 Transition Services Agreement. Sellers and Buyer acknowledge that Buyer and SWC have entered into a Transition Services Agreement on the date hereof (the “Transition Services Agreement”). Buyer and SWC each agrees to fulfill all of its obligations thereunder.

3.3.7 Removal of LMDS Equipment. Within 60 days following the Expiration Date, as defined in the Transition Services Agreement, Sellers shall decommission all LMDS equipment and T-1 termination equipment located at the Leased Property, whether on the tower or on the ground (which equipment is an Excluded Asset hereunder) and remove it from the Leased Property. Sellers shall give Buyer advance written notice of the dates and approximate times at which such work will be done and shall coordinate with Buyer regarding the provision by Buyer of access to the Leased Property for such purpose. Such decommissioning work shall be completed in compliance with existing regulatory codes, industry standards, manufacturer recommendations and instructions, safety policies and procedures, FCC regulations, environmental laws and other applicable laws, rules, regulations and ordinances. During the time that such work is being performed, Sellers shall maintain in effect the General Liability, Workers Compensation/Employer's Liability, Automobile Liability and Umbrella insurance described on Schedule 2.1.22. Prior to the commencement of such work and until such work is completed, Buyer shall be named as an additional insured on Sellers’ general and automobile liability policies. Prior to the commencement of such work, Sellers shall furnish to Buyer a certificate of insurance showing that all policies required by the foregoing are in effect and that Buyer has been named as an additional insured on Sellers’ general and automobile liability policies.

3.3.8 Delivery of Tangible Assets. Upon receipt of a request from Buyer, Sellers shall use all commercially reasonable efforts to, as soon as practicable after receipt of such notice, deliver to the location specified by Buyer any of the Assets that are in tangible form, and original (or copies, to the extent originals are not available) tangible embodiments of rights constituting Assets, including originals (or copies, to the extent originals are not available) of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object code and, to the extent either Seller has transferable rights thereto, source code, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to either Seller that are part of the Assets.

3.3.9 Use of Sellers’ Names and Logos. Except as specifically provided for in the Transition Services Agreement, at no time during the first five years after the Closing Date shall either Seller or any Related Party use in the Markets or within 100 miles of any part of the Markets in connection with any wireless telecommunications business (a) the name “SureWest Wireless” or any derivative thereof or any name confusingly similar thereto, or (b) any trademark, service mark or logo associated with “SureWest Wireless” or otherwise previously used in the Business or any derivative thereof or any mark or logo confusingly similar thereto; provided, however, that either Seller or a Related Party may use the word “SureWest” or “Wireless” separately for any purpose that does not violate the following provisions of this Section 3.3.9. During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, Sellers and SWC agree that they shall not, directly or indirectly, (i) except with Buyer or any of its controlled Affiliates, engage in the marketing, selling or provision of any wireless commercial mobile radio services using the 850 or 1900 MHz frequencies (“CMRS Services”), either directly or through any wholesale arrangement, within the Markets or within 100 miles of any part of the Markets, or (ii) be a shareholder, partner, member or other equity holder of, exercise management control over, or acquire or maintain an interest in, any entity that provides CMRS Services, either directly or through any wholesale arrangement, within the Markets or within 100 miles of any part of the Markets. Due to the difficulty of measuring damages that would result from a breach of this Section 3.3.9, the parties hereby agree that in the event of a breach or a contemplated breach of this Section 3.3.9, in addition to any other remedies that Buyer may have at law or in equity, Buyer shall have the right to have the provisions of this Section 3.3.9 specifically performed by Sellers, and Buyer shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Section 3.3.9.

3.4 Covenants Regarding Employees and Employee Benefits. Sellers covenant and agree that, except as otherwise agreed to in writing by Buyer:

3.4.1 Employment Termination and Related Benefits. Sellers shall take appropriate actions to terminate the employment of their employees who they do not intend to employ following the Closing. Sellers shall provide any and all severance and related benefits to its employees who terminate employment in connection with the transactions contemplated by this Agreement either before or after the Closing Date to the extent required pursuant to the Seller Employee Benefit Plans or otherwise.

3.4.2 Communications With Employees. From the date hereof until the Closing Date, Sellers shall provide Buyer with reasonable access to Sellers’ employees during normal business hours upon reasonable notice, subject to such reasonable procedures as may be established by Sellers and in accordance with applicable law, including for purposes of communicating information regarding employment or potential employment with Buyer. With regard to persons interested in employment with Buyer, such access shall include conducting interviews, performing drug testing and performing background checks and pre-employment testing, as well as providing transition training for those employees Buyer expects to employ as of the Closing. Buyer and Sellers shall consult with each other regarding communications with Sellers’ employees to whom Buyer does not intend to offer employment as of the Closing in an effort to minimize any adverse impact on the Business. Upon the reasonable request of Buyer, Sellers shall use all commercially reasonable efforts to minimize such impact, including without limitation enforcing Sellers’ rights under any confidentiality or non-compete agreement with any of Sellers’ employees who are terminated.

3.4.3 No Third Party Rights. Nothing contained in this Agreement shall confer upon any employee of either Seller any right with respect to employment by Buyer. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Buyer if such employee is hired by Buyer.

3.4.4 COBRA. From and after the Closing Date, Sellers and Buyer shall each comply with their respective obligations, if any, to provide health care continuation coverage in accordance with the requirements of COBRA or other applicable law to all eligible employees of either Seller, former eligible employees of either Seller and their eligible dependents.

3.4.5 Employee Benefits. (a) Without limiting the generality of anything else contained herein, Sellers shall pay directly to each employee of either Seller, within a reasonable time after the Closing Date, that portion of all benefits (including the arrangements, plans and programs set forth on Schedule 3.4.5(c)) which has been accrued on behalf of such employee (or is attributable to expenses properly incurred by such employee) as of the Closing Date, to the extent then payable per its terms, and Buyer shall assume no liability therefor. Sellers acknowledge that no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by either Seller or any of their Affiliates (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Buyer, and agree that Buyer shall not be required to continue any such plan, fund, program or arrangement. Any of Sellers’ employees who commence employment with Buyer as contemplated in Section 3.4.5(b) shall be credited under the appropriate employee benefit plans of the Buyer for service performed with the Sellers.

(b) Except with respect to offers of employment made by Buyer (and other actions by Buyer) and Buyer’s actual employment of employees of either Seller, Buyer shall have no responsibility whatsoever with respect to Sellers’ employees. Buyer shall have no obligation to hire any employee of Sellers. Sellers, however, acknowledge that Buyer shall be entitled to hire any of Sellers’ employees who it chooses to hire. All offers of employment by Buyer may be conditioned upon Buyer’s normal hiring procedures (e.g., drug testing, background check). Prior to the Closing, Buyer shall provide Sellers a written list of those employees to whom Buyer desires to make offers of employment to be effective on the Closing Date. Sellers shall be solely responsible for any and all liability arising directly or indirectly under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), as a result of the transactions contemplated by this Agreement. Sellers acknowledge and agree that Buyer does not assume or agree to discharge any liability of either Seller under COBRA with respect to any current or former employees of either Seller. Sellers acknowledge and agree that all employees of either Seller who commence employment with Buyer as of the Closing shall be treated as new employees of Buyer and, subject to Section 3.4.5(d), any prior employment of such new employees by a Seller shall not affect entitlement to, or the amount of, salary, other cash compensation, current or deferred, or benefits that Buyer may make available to its employees.

(c) Sellers shall pay, or cause to be paid, bonuses to the individuals listed and at the times set forth on Schedule 3.4.5(c) and severance to the employees of Sellers in accordance with the severance policy set forth on Schedule 3.4.5(c) (“Incentive Bonuses and Severance”). Liability for paying Incentive Bonuses and Severance shall be the sole responsibility of Sellers, and Buyer shall not assume or have any liabilities or obligations with respect thereto. Sellers will take any and all actions reasonably requested by Buyer to facilitate compliance with any withholding or other legal requirements in respect of the Incentive Bonuses and Severance. For the avoidance of doubt, Sellers and Buyer agree that any Tax deduction arising from the payment of the Incentive Bonuses and Severance shall be for the benefit of Sellers or their Affiliates.

(d) Buyer shall, or shall cause its Affiliates to, (i) give each Seller’s employees who are employed by Buyer or its Affiliates in connection with Buyer’s purchase of the Assets (the “Continuing Employees”) full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Buyer or any of its Affiliates (collectively, the “Buyer Plans”) for such Continuing Employees’ service with either Seller or its Affiliates prior to the Closing to the same extent recognized thereby, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Buyer Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing, and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits. Buyer shall also recognize service with either Seller or its Affiliates for benefit accrual purposes under any of Buyer’s vacation, sick, personal leave and severance policies.

(e) Each Seller and its Affiliates shall take all actions necessary so that following the Closing, all Continuing Employees who participate in any tax qualified Employee Benefit Plan that is an “employee pension benefit plan” (as such term is defined under Section 3(2) of ERISA)) (the “Seller Retirement Plans”) shall be credited with imputed vesting service credit on account of continued service with the Buyer or its Affiliates for the purposes of continuing to vest in their interest in each such Seller Retirement Plan. Buyer agrees to reasonably cooperate with SWC and each Seller to implement the imputed vesting service credit. Such imputed vesting service credit shall otherwise be subject to the terms of the applicable Seller Retirement Plan. To the extent permitted under applicable law, Buyer shall permit the Continuing Employees who are participants in the SureWest KSOP (and any other Seller Employee Benefit Plan that is a Section 401(k) Plan) to rollover their distributions from such plan(s) (excluding any participant loans) into a 401(k) plan sponsored by the Buyer or its Affiliates.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING

4.1 Conditions Precedent to Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Buyer:

4.1.1 Representations and Warranties True as of the Closing. All of the representations and warranties of Sellers and SWC contained in this Agreement or in any schedule, certificate or document delivered to Buyer pursuant to the provisions hereof (considered collectively without regard to materiality qualifiers contained in such representations and warranties), and each such representation and warranty (considered individually), other than the representations and warranties (or portions thereof) which contain materiality qualifiers, shall have been true in all material respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date or as otherwise waived in writing by Buyer), without giving effect to any updated information disclosed by Sellers to Buyer pursuant to Section 3.1.8. Each of the representations and warranties of Sellers and SWC (or portions thereof) which contain materiality qualifiers (considered individually), shall have been true in all respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date or as otherwise waived in writing by Buyer), without giving effect to any updated information disclosed by Sellers to Buyer pursuant to Section 3.1.8.

4.1.2 Compliance with this Agreement. Sellers and SWC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

4.1.3 Closing Certificates. Buyer shall have received a certificate from Sellers and SWC, dated the Closing Date, certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 4.1.1 and 4.1.2 have been fulfilled, and certificates of an executive officer of each of SWW, West Coast and SWC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, with respect to such entity’s organizational documents and authorizing resolutions and the incumbency and signatures of the persons authorized to execute Transaction Documents on its behalf.

4.1.4 Opinions of Counsel for Sellers. Sellers shall have caused Orrick, Herrington & Sutcliffe LLP to deliver to Buyer a corporate opinion and counsel reasonably satisfactory to Buyer to deliver to Buyer a regulatory opinion, in each case, in form and substance reasonably satisfactory to Buyer.

4.1.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or which could reasonably be expected to have a material adverse effect on the Business or its value to Buyer or on Buyer’s enjoyment of the benefits of consummating this Agreement, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

4.1.6 Material Adverse Changes. No event or events shall have occurred which alone or in the aggregate shall have had or shall be reasonably likely to have a Seller Material Adverse Effect.

4.1.7 Payment of Debt by Sellers; Release of Liens. Before or at the Closing, Sellers shall have paid all of their respective indebtedness for borrowed money related to the Assets, or Sellers shall have made arrangements reasonably satisfactory to Buyer for the payment at the Closing of all such indebtedness that results in a release of all Liens on the Assets securing such indebtedness; and Sellers shall have furnished to Buyer documentation from all lenders of such indebtedness, in form reasonably satisfactory to Buyer, releasing all Liens on the Assets securing such indebtedness, which documentation shall be delivered to Buyer at or before the Closing. In addition, any other Liens (including Existing Liens) on the Assets that are not Permitted Liens shall have been released and Sellers shall have terminated any derivatives associated with such indebtedness, and Sellers shall have furnished to Buyer documentation thereof in form reasonably satisfactory to Buyer.

4.1.8 Regulatory Approvals. All consents, approvals and waivers from and notifications to governmental or regulatory bodies necessary in connection with the consummation of the transactions contemplated hereby, including the FCC Consent, shall have been obtained or made, and they shall have been obtained or made pursuant to a Final Order, free of any conditions, statements or conclusions of fact or law materially adverse to Buyer or the Business. “Final Order” means an action or decision as to which (a) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant governmental or regulatory body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

4.1.9 Expiration of HSR Act Waiting Period. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired.

4.1.10 Required Consents. Sellers shall have received (or given, in the case of notifications or deliveries constituting Required Consents) all Required Consents and shall have delivered to Buyer copies or other evidence thereof.

4.1.11 Transition Services Agreement. Buyer and SWC shall have agreed upon a Final Description of Services (as defined in the Transition Services Agreement), subject to any dispute resolution process that may have been commenced in accordance with the Transition Services Agreement.

4.1.12 Master Tower Lease Agreement. Buyer, Sellers and SureWest Telephone shall have executed a Master Tower Lease Agreement in substantially the form attached hereto as Exhibit C (the “Master Lease Agreement”).

4.1.13 Exclusivity Amendments. Each of the License Agreement dated October 19, 1998 between West Coast and Verisign Inc. (f/k/a H.O. Software, Inc.) and its Addenda, the MMS IG Addendum, dated February 1, 2007, between West Coast and Syniverse Technologies and the SMS IG Addendum, dated February 1, 2007, between West Coast and Syniverse Technologies shall have been amended in a manner reasonably satisfactory to Buyer so as to remove all obligations of Buyer, as assignee of West Coast, to use Verisign or Syniverse, as the case may be, exclusively for any purpose following the Closing.

4.1.14 Removal of FCC License Condition. Sellers shall have obtained from the FCC and delivered to Buyer new official copies of the FCC Licenses that do not contain the condition currently contained in the FCC Licenses regarding payment of the remaining balance of the winning bid amount to the FCC.

4.2 Conditions Precedent to the Obligations of Sellers. All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in whole or in part by Sellers:

4.2.1 Representations and Warranties True as of the Closing Date. All of the representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Sellers pursuant to the provisions hereof (considered collectively), and each such representation and warranty (considered individually), shall have been true in all material respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date or as otherwise waived in writing by Sellers), without giving effect to any updated information disclosed by Buyer to Sellers pursuant to Section 3.2.2.

4.2.2 Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.2.3 Closing Certificate. Sellers shall have received a certificate from Buyer dated the Closing Date certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 4.2.1 and 4.2.2 have been fulfilled.

4.2.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

4.2.5 Regulatory Approvals. All consents, approvals and waivers from and notifications to governmental or regulatory bodies necessary to permit the consummation of the transactions contemplated hereby, including the FCC Consent, shall have been obtained or made, free of any conditions materially adverse to Sellers.

4.2.6 Expiration of HSR Act Waiting Period. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired.

ARTICLE V

INDEMNIFICATION

5.1 General Indemnification Obligation of Sellers and SWC. From and after the Closing, SWW, West Coast and SWC, jointly and severally (each an “Indemnifying Seller Party” and collectively, the “Indemnifying Seller Parties”), will reimburse, indemnify and hold harmless Buyer, its partners and Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (each, an “Indemnified Buyer Party”) against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) (“Losses”) incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

(a) any and all liabilities and obligations of either Seller of any kind or nature whatsoever, known or unknown, accrued, contingent or otherwise, including third-party claims alleging any such liabilities or obligations and including any liabilities or obligations of any kind or nature whatsoever, known or unknown, accrued, contingent or otherwise, that either Seller may have with respect to any Employee Benefit Plan, except for the Assumed Liabilities to the extent that (i) they are included in the computation of the Purchase Price Adjustment (as finally determined in accordance with the provisions of Section 1.5) or (ii) they are pursuant to leases, licenses, contracts or commitments that are disclosed on Schedule 1.1(k) or are entered into after the date of this Agreement in accordance with Section 3.1, and they relate to periods, or goods or services provided to or by Buyer, on or after the Closing Date;

(b) any misrepresentation or breach of warranty on the part of either of the Sellers or SWC under this Agreement or any certificate, schedule, exhibit, document, agreement or instrument executed or furnished to Buyer pursuant hereto, or in connection with the execution or performance of this Agreement; and any and all claims made by third parties that, if true, would constitute or give rise to a misrepresentation or breach of any such representation or warranty, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim; provided that for purposes of this Section 5.1(b), the “Knowledge” qualifications in the first sentence of Section 2.1.5(b) and the first sentence of Section 2.1.23(b) shall be disregarded;

(c) any breach or nonfulfillment of any agreement or covenant on the part of either of the Sellers or SWC under this Agreement or any certificate, schedule, exhibit, document, agreement or instrument executed or furnished to Buyer pursuant hereto, or in connection with the execution or performance of this Agreement; and any and all claims made by third parties that, if true, would constitute or give rise to a breach or nonfulfillment of any such covenant or agreement, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;

(d) any event that occurred prior to the Closing Date or any action or inaction prior to the Closing Date of either of the Sellers or SWC, or any of their respective directors, officers, employees, agents, Affiliates, representatives or subcontractors; and any and all actions, suits, claims, proceedings or investigations brought by a third party against any Indemnified Buyer Party to the extent they arise out of, result from, are based upon or allege any such event, action or inaction;

(e) any and all Tax assessments against any Indemnified Buyer Party or the Assets that relate to either Seller or any Affiliate of either Seller, or arise out of the Business that are attributable to the period prior to Closing or attributable to Sellers’ portion of the Transfer Taxes payable under Section 6.3 hereunder; or

(f) any and all matters described in Schedule 5.1 hereto and any and all actions, suits, claims, demands, proceedings, investigations and audits to the extent that they arise out of or relate to such matters or the subject matter thereof.

5.2 General Indemnification Obligations of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Sellers and their Affiliates, and their directors, officers, agents, successors and assigns (each, an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

(a) any misrepresentation or breach of warranty on the part of Buyer under this Agreement or any certificate, schedule, exhibit, document, agreement or instrument executed or furnished to Sellers pursuant hereto, or in connection with the execution or performance of this Agreement; and any and all claims made by third parties that, if true, would constitute or give rise to a misrepresentation or breach of any such representation or warranty, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;

(b) any breach or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any certificate, schedule, exhibit, document, agreement or instrument executed or furnished to Sellers pursuant hereto, or in connection with the execution or performance of this Agreement; and any and all claims made by third parties that, if true, would constitute or give rise to a breach or nonfulfillment of any such covenant or agreement, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;

(c) any claim, liability or obligation to the extent arising or asserted with respect to the ownership or operation of the Assets from and after the Closing Date; any action or inaction after the Closing Date of Buyer or its partners, directors, officers, employees, agents, representatives or subcontractors; and any and all actions, suits, claims, proceedings or investigations brought by a third party against any Indemnified Seller Party that arise out of, result from, are based upon or allege any such action or inaction; or

(d) the Assumed Liabilities to the extent that (i) they are included in the computation of the Purchase Price Adjustment (as finally determined in accordance with the provisions of Section 1.5) or (ii) they are pursuant to leases, licenses, contracts or commitments that are disclosed on Schedule 1.1(k) or are entered into after the date of this Agreement in accordance with Section 3.1, and they relate to periods, or goods or services provided to or by Buyer, on or after the Closing Date;

(e) the failure of Buyer to pay its portion of the Transfer Taxes payable under Section 6.3 hereunder.

5.3 Indemnification Procedures.

(a) In the event that any claim or demand for which an Indemnifying Seller Party would be liable to an Indemnified Buyer Party under this Article V is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall give notice of such claim or demand promptly to such Indemnifying Seller Party, which notice shall specify the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”) ; provided, however, that the failure or delay to so notify the Indemnifying Seller Party shall not relieve the Indemnifying Seller Party of any obligation or liability that the Indemnifying Seller Party may have to the Indemnified Buyer Party, unless, and then only to the extent that, the Indemnifying Seller Party’s ability to defend or resolve such Indemnification Claim is adversely affected thereby. The Indemnifying Seller Party shall have 15 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Buyer Party (A) whether or not the Indemnifying Seller Party disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) whether or not the Indemnifying Seller Party desires, at its sole cost and expense, to defend the Indemnified Buyer Party against such claim or demand.

(b) If any Indemnifying Seller Party disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand or the amount thereof, such dispute shall be resolved by a civil action in a court of appropriate jurisdiction which may be commenced by either party. During the Notice Period, no such claim or demand may be settled by the Indemnified Buyer Party. Following the Notice Period and pending the resolution of any dispute by an Indemnifying Seller Party of its liability with respect to any claim or demand, the Indemnified Buyer Party shall not agree to a settlement of, or consent to the entry of any judgment to, such claim or demand without the prior written consent of the Indemnifying Seller Party, which consent shall not be unreasonably withheld. If the Indemnifying Seller Party desires to participate in, but not control, any defense or settlement negotiations with respect to such claim or demand, it may do so at its sole cost and expense.

(c) If an Indemnifying Seller Party notifies the Indemnified Buyer Party within the Notice Period that it does not dispute its liability to the Indemnified Buyer Party hereunder and that such Indemnifying Seller Party desires to defend the Indemnified Buyer Party against such claim or demand (including any Tax audit) then, except as hereinafter provided, such Indemnifying Seller Party shall have the right, together with the other Indemnifying Seller Parties who have notified the Indemnified Buyer Party that they desire to defend the Indemnified Buyer Party, to defend the Indemnified Buyer Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion; provided, however, no Indemnifying Seller Party shall, without the prior written consent of the Indemnified Buyer Party, consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance reasonably satisfactory to the Indemnified Buyer Party from all liability in respect of such claim or litigation or (ii) includes terms and conditions which, in the reasonable judgment of the Indemnified Buyer Party, impose any burden, restraint, cost, liability, duty or other obligation on, or otherwise adversely affect, or have the potential to adversely affect, the Indemnified Buyer Party. If the Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Buyer Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnified Buyer Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Buyer Party, then the Indemnified Buyer Party shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) shall be included as part of the indemnification obligations of the Indemnifying Seller Parties hereunder; provided, however, that the Indemnified Buyer Party shall not settle any such claim or demand without the prior written consent of the appropriate Indemnifying Seller Party, which consent shall not be unreasonably withheld. If the Indemnified Buyer Party should elect to exercise such right, the Indemnifying Seller Parties shall have the right to participate in, but not control, the defense or settlement of such claim or demand at their sole cost and expense.

(d) If any Indemnifying Seller Party does not dispute its liability to the Indemnified Buyer Party hereunder and elects not to defend the Indemnified Buyer Party against such claim or demand, whether by not giving the Indemnified Buyer Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnified Buyer Party (but no Indemnified Buyer Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, and the Indemnified Buyer Party’s reasonable costs and expenses in conducting such defense (including reasonable attorneys’ fees and expenses) in each case shall be conclusively deemed to be a liability of the Indemnifying Seller Parties.

(e) In the event an Indemnified Buyer Party should have a claim against an Indemnifying Seller Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to such Indemnifying Seller Party. If any Indemnifying Seller Party disputes its liability with respect to such claim or demand, such dispute shall be resolved by a civil action in a court of appropriate jurisdiction which may be commenced by either party; and if any Indemnifying Seller Party does not notify the Indemnified Buyer Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Seller Parties hereunder.

(f) Nothing contained herein shall be deemed to prevent any Indemnified Buyer Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the Indemnified Buyer Party has reasonable grounds to believe that such a claim or demand will be made.

(g) All claims for indemnification by an Indemnified Seller Party under Article V shall be asserted and resolved under the procedures set forth above substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Buyer Party” and variations thereof and “Buyer” for “Indemnifying Seller Party.”

5.4 Payments.

(a) Upon a determination of liability under this Article V, the appropriate party shall pay the indemnified party the amount so determined within 10 business days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. Upon the payment in full of any claim, the party or entity making payment shall be subrogated to the rights of the indemnified party against any Person, firm, corporation or other entity with respect to the subject matter of such claim. In computing the dollar amount of any claim resulting from any inaccuracy or breach of a representation or warranty herein, as opposed to whether a breach has occurred, all materiality and “material adverse effect” qualifications in this Agreement shall be disregarded. All payments made pursuant to this Article V shall be treated as adjustments to the Purchase Price.

(b) Notwithstanding the foregoing provisions of Section 5.4(a), any items as to which any Indemnified Buyer Party is entitled to payment under this Agreement shall first be paid to the Indemnified Buyer from the Escrow Funds, to the extent that the then outstanding amount of the Escrow Funds is sufficient to pay such items. If the then outstanding amount of the Escrow Funds is insufficient to pay any such item in full (including if the Escrow Funds have been released), the payment of such item as to which the Indemnified Buyer Party is entitled to payment under this Agreement and which is not able to be paid from the Escrow Funds shall be the joint and several obligation of the Indemnifying Seller Parties, and the Indemnifying Seller Parties shall make full payment of any and all such items to the Indemnified Buyer Party within 10 business days after the date of determination of liability.

(c) If all or part of any indemnification obligation under this Agreement is not paid when due pursuant to Section 5.4(a), then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at a fluctuating rate per annum which at all times shall be equal to the “Prime Rate” published from time to time in the “Money Rates” table of the Eastern Edition of The Wall Street Journal (“Prime Rate”). To the extent that any indemnification obligation payable under this Agreement addresses an out-of-pocket expense previously paid by the indemnified party, such indemnification obligation shall include interest on the amount of the out-of-pocket expense paid by the indemnified party for each day from the date the expense was actually paid by the indemnified party until payment in full by the indemnifying party, at a fluctuating rate per annum which at all times shall be equal to the Prime Rate.

(d) The parties hereto agree to report any indemnification payment made under this Article V as an adjustment to the Purchase Price for income tax purposes unless otherwise required by a taxing authority.

5.5 Limitations.

(a) Any Person against whom a claim for indemnification under this Article V (an “Indemnification Claim”) is being asserted (an “Indemnifying Party”) shall not be obligated to defend and hold harmless any Person claiming indemnification under this Article V (an “Indemnified Party”), or otherwise be liable to such Indemnified Party, with respect to any Indemnification Claim made by the Indemnified Party after the applicable Survival Period, except that indemnity may be sought after the expiration of the Survival Period if a Claim Notice with respect to such Indemnification Claim shall have been delivered to the Indemnified Party prior to the expiration of the Survival Period.

(b) No Indemnified Party shall be entitled to receive any indemnification payment with respect to Indemnification Claims made under Section 5.1(b) or Section 5.2(a), as the case may be, until the aggregate Losses that the Indemnified Buyer Parties or Indemnified Seller Parties, as the case may be, would otherwise be entitled to receive as indemnification with respect to Indemnification Claims (“Indemnified Losses”) exceed 0.75% of the Purchase Price (it being understood and agreed that neither the Indemnified Buyer Parties nor Indemnified Seller Parties, as the case may be, shall be liable for the first 0.75% of the Purchase Price of Losses for which the Indemnified Parties are entitled to indemnification); provided that this Section 5.5(b) shall not apply to (i) any intentional or knowing misrepresentations or any breaches of covenants or agreements by either party, or (ii) indemnification pursuant to Section 5.1(b) with respect to a breach of Section 2.1.7 or Section 2.1.19. Solely for purposes of determining whether the threshold of 0.75% of the Purchase Price has been exceeded hereunder, calculations of Indemnified Losses shall be made without regard to materiality qualifiers contained in the applicable representations and warranties in this Agreement.

(c) The indemnification provided by each of the Seller Indemnified Parties and the Buyer Indemnified Parties under this Article V for any Indemnification Claim and all Indemnification Claims shall be limited to 30% of the Purchase Price; provided that this Section 5.5(c) shall not apply to (i) any intentional or knowing misrepresentation or (ii) indemnification pursuant to Section 5.1(a), (d), (e) or (f) or Section 5.2(c), (d) or (e).

(d) Subject to the limitations set forth in this Article V, consideration must be given to the amount that any party recovers as proceeds of insurance in respect of such Losses, net of any costs of collection, deductible, premium adjustment, reimbursement obligation or other cost directly related to the insurance claim in respect of such Losses. Each Indemnified Party agrees that it will use commercially reasonable efforts to prosecute all claims against its insurers diligently and in good faith with regard to matters for which Losses are claimed under this Article V. Should an Indemnified Party recover Losses and subsequently recover any amount from an insurer with respect to the matter for which such Losses were paid, such Indemnified Party shall refund the lesser of (i) the Losses paid by the Indemnifying Party and (ii) the amount recovered from the insurer.

(e) No Indemnifying Party shall have any obligation to indemnify any Indemnified Party for consequential damages, special damages, incidental damages, indirect damages, lost profits, unrealized expectations or other similar items, except to the extent payable to a third party, nor shall any damages be calculated using a “multiplier” or any other similar method having a similar effect, except damages arising from any breach of the representation and warranty set forth in the first sentence of Section 2.1.5(e).

(f) Notwithstanding anything to the contrary contained herein, Buyer and Sellers shall not have any liability following the Closing for any breach of Section 3.1.1(g), the first sentence of Section 3.1.4, Section 3.1.8 or Section 3.2 (the “Representation Covenants”), other than a claim for indemnification under this Article V for the breach of representations or warranties that caused the breach of such Representation Covenants.

5.6 Exclusive Remedy. The indemnification rights of the parties under this Article V are the exclusive remedies available to the Sellers and Buyer with respect to any claims or disputes for monetary damages arising between the parties with respect to the Business or the Assets other than claims involving fraud, fraudulent action or intentional misrepresentation, with respect to which the parties’ rights and remedies shall not be affected or diminished hereby. Claims hereunder for monetary damages are in addition to any equitable rights or remedies, including specific performance and right to rescission because of the other parties’ misrepresentation fundamentally affecting the character of the Business or the Assets.

ARTICLE VI

MISCELLANEOUS

6.1 Termination.

(a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

(i) by mutual consent of Sellers and Buyer or by either party if Closing is prohibited by change in law;

(ii) by Sellers, if no Seller is in material breach of its obligations under this Agreement, at any time (A) if all of the representations and warranties of Buyer contained herein or in any certificate or document delivered to Sellers pursuant to the provisions hereof (considered collectively), or if any such representation and warranty (considered individually), in each case without giving effect to any updated information disclosed by Buyer to Sellers pursuant to Section 3.2.2, (x) were/was incorrect in any material respect on the date hereof or (y) become/becomes incorrect in any material respect such that it is reasonably certain that any of the conditions set forth in Section 4.2.1 will not be satisfied by the Outside Date (as it may be extended pursuant to this Agreement or by mutual agreement of the parties), or (B) if Buyer failed to comply in any material respect with any of the covenants or obligations set forth herein, provided that in the case of the foregoing clause (A)(x) or (C) above, Sellers shall have promptly given Buyer written notice of such failure and Buyer shall not have cured same within 30 days of receipt of said notice;

(iii) by Buyer, if Buyer is not in material breach of its obligations under this Agreement, at any time (A) if all of the representations and warranties of Sellers and SWC contained herein or in any schedule, certificate or document delivered to Buyer pursuant to the provisions hereof (considered collectively, without regard to materiality qualifiers contained in such representations and warranties), or if any such representation and warranty (considered individually), other than any of the representations and warranties (or portions thereof) which contain materiality qualifiers, in each case without giving effect to any updated information disclosed by Sellers to Buyer pursuant to Section 3.1.8, (x) were/was incorrect in any material respect on the date hereof or (y) become/becomes incorrect in any material respect such that it is reasonably certain that any of the conditions set forth in Section 4.2.1 will not be satisfied by the Outside Date (as it may be extended pursuant to this Agreement or by mutual agreement of the parties), (B) if any of the representations and warranties of Sellers or SWC (or portions thereof) which contain materiality qualifiers (considered individually), in each case without giving effect to any updated information disclosed by Sellers to Buyer pursuant to Section 3.1.8, (x) were/was incorrect in any respect on the date hereof or (y) become/becomes incorrect in any respect such that it is reasonably certain that any of the conditions set forth in Section 4.2.1 will not be satisfied by the Outside Date (as it may be extended pursuant to this Agreement or by mutual agreement of the parties), or (C) if either of the Sellers or SWC failed to comply in any material respect with any of their covenants or obligations set forth herein, provided that, in the case of the foregoing clauses (A)(x), (B)(x) or (C) above, Buyer shall have promptly given Sellers and SWC written notice of such failure and Sellers and SWC shall not have cured same within 30 days of receipt of said notice;

(iv) by either Buyer or Sellers, if, through no fault of such terminating party or its directors, officers, partners, members, shareholders or Affiliates, the Closing does not occur by the date that is five months after the date of this Agreement (the “Outside Date”); provided, however, that the Outside Date shall be extended through the date that is nine months after the date of this Agreement for any party who has complied with or performed, or who is in a position to comply with or perform, all conditions to the other party’s obligations other than receipt of one or more of the regulatory approvals required for the consummation of the transaction, and provided further that if one or more of the required regulatory approvals have not been received by such extended Outside Date, the parties will discuss in good faith whether it is appropriate to further extend the Outside Date to a later time; or

(v) by either Buyer or Sellers upon written notice to the other party if the consummation of the transactions contemplated hereunder shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.

(b) In the event of the termination of this Agreement pursuant to the provisions of Section 6.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their partners, shareholders, directors, trustees, beneficiaries or officers in respect of this Agreement except as set forth below in this Section 6.1(b); provided, however, that Sections 3.1.5(b), 3.3.2, 6.1(b), 6.2, 6.6, 6.8, 6.9, 6.14, 6.15, 6.16, 6.17, 6.18 and 6.23 shall survive the termination of this Agreement. If the termination was pursuant to Section 6.1(a)(ii) or 6.1(a)(iii), the breaching party shall be liable to the other party for up to $500,000 of third party out-of-pocket costs and expenses of such other party in connection with the preparation, negotiation, execution and performance of this Agreement, and, in addition to the foregoing, such other party may pursue all other remedies available to it at law or in equity for any intentional or willful breach of this Agreement. In the case where the breaching party is one or both of the Sellers, SWC shall be liable to Buyer, on a joint and several basis with Sellers, for any and all breaches of representations, warranties, covenants and other obligations hereunder by either Seller prior to the termination of this Agreement.

6.2 Expenses. Except as otherwise provided in this Agreement, Sellers and SWC shall pay their own expenses (including all fees and expenses of the Brokers), and Buyer shall pay its own expenses, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Buyer and Sellers shall each be responsible for half of the filing fees associated with making the application to the FCC for consent to the transactions contemplated by this Agreement, and Buyer and Sellers shall each be responsible for its or their own legal or other fees, costs and expenses incurred in connection with such application.

6.3 Sales, Transfer and Documentary Taxes. All income, franchise, franchise telephone tax, gross receipt, value added, transfer, documentary, sales, use, stamp and registration Taxes (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with this Agreement shall be paid one-half by Sellers and one-half by Buyer when due. Sellers will, at their own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation. Sellers shall submit to Buyer proof of payment of such Transfer Taxes within 90 days following the Closing. For purposes of calculating Transfer Taxes due in connection with this Agreement, the parties have agreed that $2.5 million shall be allocated to tangible personal property.

6.4 Further Assurances. Sellers from time to time after the Closing, at Buyer’s request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each party will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

6.5 Confidentiality Undertaking by Sellers. From and after the consummation of the Closing, each Seller agrees that it shall not, and shall cause it Affiliates not to, take any action whatsoever that would result in disclosure to any third party of the Business’s customer list or any part thereof or any information contained therein or any other confidential or proprietary information of or about the Assets or the Business, or any information provided to Sellers pursuant to Section 3.3.2, nor shall either Seller use or permit any of its Affiliates to use any such confidential or proprietary information or any information provided to Sellers pursuant to Section 3.3.2 to solicit customers or former customers of the Business or otherwise for its own benefit, provided that none of such parties shall be required to maintain confidential any information which: (a) is in the published literature or known to the public prior to the date hereof or becomes published in the literature or known to the public after the date hereof through no fault of such parties; (b) is obtained from a third party that is rightfully in possession of such information and that has the unconditional right to disclose such information to such parties; or (c) is required by law to be disclosed; provided further, however, that the foregoing exceptions in clauses (a) and (b) shall not apply to “customer proprietary network information” as defined in 47 U.S.C. § 222(h)(1).

6.6 Contents of Agreement; Parties in Interest.

(a) This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, together with the Confidentiality Agreement between Buyer and UBS Securities LLC, as representative of SWC, dated August 21, 2007 (the “Nondisclosure Agreement”), set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the parties regarding the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

(b) The parties agree that Buyer’s obligations under the Nondisclosure Agreement, except for its obligations under paragraph 5 regarding solicitation of employees of SWC, shall terminate automatically as of the Closing and shall not survive thereafter, without any further action on the part of either party being required.

6.7 Assignment and Binding Effect. This Agreement may not be assigned in whole or in part prior to the Closing by any party hereto without the prior written consent of the other party, provided that Buyer shall have the right to assign its rights and/or obligations under this Agreement in whole or in part to one or more of its wholly-owned Affiliates, but no such assignment shall relieve Buyer of its obligations under this Agreement.

6.8 Waiver. No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

6.9 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, or by fax, with written confirmation to follow, as follows:

If to Buyer, to:

Verizon Wireless
One Verizon Way, VC52S-218
Basking Ridge, NJ 07920
Attention:	Stephen J. Linskey
Director - Business Development
Facsimile: (908) 559-7129

With a required copy to:

Verizon Wireless
One Verizon Way, VC52S-224
Basking Ridge, NJ 07920
Attention:Steven B. Jackman, Esq.
Facsimile: (908) 559-7113

If to either Seller or to SWC, to:

SureWest Communications
200 Vernon Street
Roseville, CA 95678
Attention:	Steven C. Oldham
President and CEO
Facsimile: (916) 786-1800

With a required copy to:

William Peterson, Esq.
General Counsel
SureWest Communications
200 Vernon Street
Roseville, CA 95678
Facsimile: (916) 786-1800

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attention: John Cook, Esq.
Facsimile: (415) 773-5759

or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

6.10 Remedies. The parties acknowledge and agree that the material Assets, including the FCC Authorizations, are unique and that remedies at law, including monetary damages, will be inadequate in the event of a willful breach by either of the Sellers or SWC in the performance of its obligations to close the transactions governed by this Agreement. Accordingly, the parties agree that in the event of any such breach by a Seller or SWC, Buyer shall be entitled to a decree of specific performance pursuant to which the breaching party is ordered to affirmatively carry out its obligation to close the transactions governed by this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by Buyer, and Buyer expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by a Seller or SWC under this Agreement.

6.11 Discharge of Obligations. From and after the Closing Date, Sellers shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business or the Assets except for the Assumed Liabilities, unless any such obligation or liability is being contested in good faith by a Seller.

6.12 Payments Received. Sellers and Buyer agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of either Seller on any check or any other evidences of indebtedness received by Buyer on account of the Business and the Assets transferred to Buyer hereunder.

6.13 UCC Matters. From and after the Closing Date, Sellers will promptly refer all inquiries with respect to ownership of the Assets or the Business to Buyer. In addition, Sellers will execute and file, or authorize Buyer to file, in the appropriate state and local jurisdictions, such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Assets to Buyer, including any necessary assignments of financing statements.

6.14 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

6.15 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without reference to any portion thereof that would result in the application of the law of any other jurisdiction. In connection with any controversy arising out of or related to this Agreement, SWW, West Coast, SWC and Buyer each hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. SWW, West Coast, SWC and Buyer each hereby irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.

6.16 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

6.17 Construction and Certain Definitions. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. For purposes of references herein to a “party” or to the “parties,” Sellers shall be considered collectively as a single party whenever appropriate in the context. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word “including” and variations thereof, even when not modified by the phrase “but not limited to” or “without limitation” shall not be construed to imply any limitation and shall mean “including but not limited to.” “Knowledge” and “Know” and variations thereof with respect to Sellers shall mean the actual knowledge of the President, any of the Vice Presidents or the General Counsel of SWC or the Sellers. “Seller Material Adverse Effect” means a material adverse effect on the Assets or the condition or results of operations of the Sellers, taken as a whole; provided, however, that in determining whether a Seller Material Adverse Effect has occurred, there shall be excluded any effect on any Seller the cause of which is (i) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions taken in compliance herewith or otherwise on the instruction of Buyer, including the impact thereof on the relationships of any Seller with its customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom any Seller has any relationship, (ii) any change in GAAP or federal or state law, regulations, policies or procedures, or interpretations thereof of general application, (iii) changes generally affecting the wireless telecommunication industry, (iii) changes in economic conditions (including changes in the prevailing interest rates) in the United States, or in any region thereof, generally, or in any non-U.S. or global economy, or (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress.

6.18 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the parties as expressed by such provision.

6.19 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The parties intend to sign and deliver this Agreement by facsimile transmission. Each party agrees that the delivery of this Agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

6.20 Final Tax Clearance Certificate. The Sellers shall deliver to Buyer within 60 days after the Closing Date a Tax clearance certificate under California Revenue and Taxation Code Section 6812 releasing Buyer from liability with respect to any sales or use Tax of Sellers.

6.21 Agreements; Representations and Warranties of SWC.

(a) SWC hereby agrees to cause each Seller to perform all of its covenants and obligations under this Agreement.

(b) SWC hereby represents and warrants to Buyer that it is a corporation, duly organized, validly existing and in good standing, under the laws of the State of California.

(c) SWC hereby represents and warrants to Buyer that (i) it has all requisite power, authority and legal right, and has taken all action necessary, in order to execute, deliver and perform its obligations under this Agreement; (ii) this Agreement has been, and any other Transaction Documents which it shall deliver to Buyer will be as of the respective dates of delivery of such Transaction Documents, duly authorized, executed and delivered by it, and this Agreement constitutes, and each such other Transaction Document when executed and delivered will constitute, the legal, valid and binding obligations of SWC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally.

(d) SWC hereby represents and warrants to Buyer that neither the execution, delivery and performance by SWC of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereunder, will violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, (i) any existing law, ordinance or governmental rule or regulation to which SWC is subject; (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to SWC; (iii) the certificate of incorporation or bylaws of SWC; or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, approval, authorization, instrument, document or understanding, oral or written, to which SWC is a party or subject, or by which SWC may have rights, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of SWC thereunder.

(e) SWC shall be subject to, bound by and entitled to the benefits of the other relevant provisions of this Article VI in the same manner as such provisions apply to Sellers.

6.22 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, each Seller and SWC.

6.23 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.23.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

CELLCO PARTNERSHIP
D/B/A VERIZON WIRELESS

By:	/s/ Lowell C. McAdam
Name: Lowell C. McAdam
Title: President and Chief Executive Officer

SUREWEST WIRELESS

By:	/s/ Steven C. Oldham
Name: Steven C. Oldham
Title: President and Chief Executive Officer

WEST COAST PCS LLC

By:	/s/ Steven C. Oldham
Name: Steven C. Oldham
Title: President and Chief Executive Officer

Executed solely for the purposes set forth in the opening paragraph of this Agreement:

SUREWEST COMMUNICATIONS

By:	/s/ Steven C. Oldham
Name: Steven C. Oldham
Title: President and Chief Executive Officer